Exhibit 10.56

Confidential Treatment Requested

by The Telx Group, Inc.

Colocation Agreement For Multiple

Single-User Datacenter Rooms

111 8th AVENUE, SIXTH (6th) FLOOR

COLOCATION AGREEMENT

Between

DIGITAL CHELSEA, LLC

as Grantor

and

TELX – NEW YORK 111 8TH, LLC

as Grantee

Dated

September 27, 2010

111 8th AVENUE, SIXTH (6th) FLOOR

COLOCATION AGREEMENT

This Colocation Agreement (this “Agreement”) is entered into as of the Effective Date specified in Item 4 of the Basic Colocation Information (the “Effective Date”), by and between Grantor (defined in Item 1 of the Basic Colocation Information, below) and Grantee (defined in Item 2 of the Basic Colocation Information, below):

RECITALS

A. 111 Chelsea Commerce LP (together with its successors and assigns, “111 Chelsea”) is the owner of the Land (defined in Item 20 of the Basic Colocation Information, below). The Land is improved with, among other things, the Building (defined in Item 21 of the Basic Colocation Information, below). The Land and the Building may be referred to herein as the “Property.”

B. AboveNet Communications, Inc. (“Original Tenant”), as tenant, and 111 Eighth Avenue LLC (“Original Landlord”), as landlord, entered into that certain Agreement of Lease dated January 25, 1999 (as amended from time to time, the “Underlying Lease”), which Underlying Lease covers certain space (collectively, the “Demised Premises”) on the 2nd and 6th floors of the Building. Grantor has succeeded to Original Tenant’s interest in and to the Underlying Lease and 111 Chelsea has succeeded to Original Landlord’s interest in and to the Underlying Lease.

C. Grantor and Grantee desire to enter into this Agreement with respect to a portion of the Demised Premises.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Grantor and Grantee agree as follows:

BASIC COLOCATION INFORMATION

1. Grantor:	Digital Chelsea, LLC, a Delaware limited liability company (“Grantor”)

2. Grantee:	tel[x] – New York 111 8th, LLC, a Delaware limited liability company (“Grantee”) Grantee represents that it has been validly formed or incorporated under the laws of the State of Delaware.

3. Grantee Address:	telx – New York 111 8th, LLC c/o The Telx Group, Inc. 1 State Street, 21st Floor New York, New York 10004 Contact Name: J. Todd Raymond Phone No: Facsimile No: (212) 480-8384	with a copy to GI Manager L.P. 2730 Sand Hill Road, Suite 280 Menlo Park, California 94025 Contact Names: Eric Harrison and Alexander Fraser Phone No: Facsimile: (650) 233-3601

4. Critical Dates:

Effective Date: (Sign Date)	September 27, 2010 (being the latest date of the parties’ execution dates, as set forth on the signature page of this Agreement)

Commencement Date:	Being the same date as the Effective Date (the “Commencement Date”).

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Target Phase II Expansion Date:	December 1, 2010 (the “Target Phase II Expansion Date”)

Phase II Expansion Date:	As defined in Section 2.2.2 of the Standard Colocation Provisions.

Target Phase III Expansion Date:	April 1, 2011 (the “Target Phase III Expansion Date”)

Phase III Expansion Date:	As defined in Section 2.2.3 of the Standard Colocation Provisions.

5. Term:	Approximately one hundred sixty-five (165) months (commencing on the Commencement Date and expiring on June 30, 2024).

6. Intentionally Deleted.	Intentionally Deleted.

7. Grantee Space:	The Colocation Premises described in Item 7(a), below, and the Pathway described in Item 7(b), below

(a) Colocation Premises:	Grantor and Grantee acknowledge and agree that the “Colocation Premises” will consist of five (5) spaces (being Conditioned Space-A, Conditioned Space-B, Conditioned Space-C, Unconditioned Space-A and Unconditioned Space-B, each as defined below), collectively comprising approximately 40,048 square feet of space within the Datacenter (as defined in Item 22, below), and shall be delivered to Grantee in three (3) phases, as follows:

1. Phase I. For the period commencing on the Commencement Date and continuing until the occurrence of the Phase II Expansion Date (the “Phase I Period”), the Colocation Premises shall consist of (a) approximately 4,068 rentable square feet of conditioned space within the Datacenter (as depicted on Exhibit “A”, attached hereto, “Conditioned Space-A”), and (b) approximately 1,030 rentable square feet of unconditioned space within the Datacenter (as depicted on Exhibit “A”, “Unconditioned Space-A”; together with Conditioned Space-A, collectively, the “Phase I Space”).

2. Phase II. As of the Phase II Expansion Date, the Colocation Premises shall be deemed expanded to include the Phase I Space, together with (a) approximately 23,930 rentable square feet of conditioned space within the Datacenter (as depicted on Exhibit “A”, “Conditioned Space-B”, and (b) approximately 1,872 rentable square feet of unconditioned space within the Datacenter (as depicted on Exhibit “A”, “Unconditioned Space-B”; together with the Phase I Space, collectively, the “Phase II Space”). The period commencing on the Phase II Expansion Date and continuing until the occurrence of the Phase III Expansion Date is referred to as the “Phase II Period”.

3. Phase III. As of the Phase III Expansion Date, the Colocation Premises shall be deemed expanded to include the Phase II Space, together with approximately 9,148 rentable square feet of conditioned space within the Datacenter (as depicted on Exhibit “A”, “Conditioned Space-C”). The period commencing on the Phase III Expansion Date and continuing through the balance of the Term of the Agreement is referred to herein as the “Phase III Period”. Conditioned Space-C, together with the Phase II Space, is referred to herein, collectively, as the “Phase III Space”.

“Conditioned Premises” shall mean and refer to Conditioned Space-A, together with Conditioned Space-B during the Phase II Period, and together with Conditioned Space-B and Conditioned Space-C during the Phase III Period.

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(b)Pathway:	As described on Exhibit “C” (the “Pathway”).

8.Intentionally Deleted.	Intentionally Deleted.

9.Base Colocation Fees:	[***] per month (pro rated for any partial calendar month), commencing on the Commencement Date through November 30, 2010.

[***] per month for the period December 1, 2010 through December 31, 2010.

[***] per month for the period January 1, 2011 through December 31, 2011.

[***] per month for period January 1, 2012 through March 31, 2012.

[***] per month for period April 1, 2012 through March 31, 2013.

[***] per month for period April 1, 2013 through March 31, 2014.

[***] per month for the period April 1, 2014 through June 30, 2014.

[***] per month for period July 1, 2014 through June 30, 2015.

[***] per month for period July 1, 2015 through June 30, 2016.

[***] per month for period July 1, 2016 through June 30, 2017.

[***] per month for period July 1, 2017 through June 30, 2018.

[***] per month for period July 1, 2018 through June 30, 2019.

[***] per month for period July 1, 2019 through June 30, 2020.

[***] per month for period July 1, 2020 through June 30, 2021.

[***] per month for period July 1, 2021 through June 30, 2022.

[***] per month for period July 1, 2022 through June 30, 2023.

[***] per month for period July 1, 2023 through June 30, 2024.

Grantor and Grantee acknowledge that the foregoing schedule of Base Colocation Fees is structured on the premise that the Phase II Period will actually occur on the Target Phase II Expansion Date, and the Phase III Period will actually occur on the Target Phase III Expansion Date. As such, in the event that the Phase II Period does not occur on the Target Phase II Expansion Date, or the Phase III Period does not occur on the Target Phase III Expansion Date, Grantor shall memorialize an equitable adjustment of such schedule within the relevant expansion date notice delivered by Grantor to Grantee.

10.CR Installation Fees:	The actual cost (each, a “CR Installation Fee”) of all Capital Replacement Installations (as defined on Exhibit “E”).

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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11.Intentionally Deleted.	Intentionally Deleted.

12.Rules and Regulations:

(a)Datacenter Rules and Regulations:	This term shall mean Grantor’s rules and regulations for the Datacenter (the “Datacenter Rules and Regulations”), as such Datacenter Rules and Regulations may be amended from time to time by Grantor in accordance with Section 6.2 of the Standard Colocation Provisions. The current version of the Datacenter Rules and Regulations is attached hereto as Exhibit “H”.

(b)Building Rules and Regulations:	This term shall mean Grantor’s rules and regulations for the Demised Premises (the “Building Rules and Regulations”; together with the Datacenter Rules and Regulations, collectively, the “Rules and Regulations”), as such Building Rules and Regulations may be amended from time to time by Grantor in accordance with Section 6.2 of the Standard Colocation Provisions. The current version of the Building Rules and Regulations is attached hereto as Exhibit “H-1”.

13.Intentionally Deleted.	Intentionally Deleted.

14.Intentionally Deleted.	Intentionally Deleted.

15.Eligibility Period:	The Eligibility Period is equal to “any part of any twenty-four (24) consecutive hour period”.

For example, if the Interruption of Grantor’s Service continues for 1 minute, one day’s Base Colocation Fees shall be abated; and if such interruption continues for a consecutive period of 24 hours and 3 minutes, two days’ Base Colocation Fees shall be abated.

The maximum Base Colocation Fees abatement for any twenty-four (24) hour period regardless of the number or length of interruptions in such twenty-four (24) hour period shall not exceed one day’s Base Colocation Fees. For example, if such interruption occurs for 53 minutes, service is restored but such interruption occurs again within the same twenty-four (24) hour period, the Base Colocation Fees abatement for such twenty-four (24) hour period shall be one day’s Base Colocation Fees.

16.Grantor’s Address for Notices:	Digital Chelsea, LLC c/o Digital Realty Trust 111 8th Avenue, Suite 209 New York, NY 10011 Attention: General Manager Facsimile No. (212) 627-2962 E-mail: leaseadministration@digitalrealtytrust.com	With copies to: Digital Realty Trust, L.P. 451 D Street, Suite 912 Boston, MA 02210 Attn: Asset Manager Facsimile No. (857) 366-9998
And: Stutzman, Bromberg, Esserman & Plifka, A Professional Corporation 2323 Bryan Street, Suite 2200 Dallas, TX 75201 Attention: Noah K. Hansford
Facsimile No. (214) 969-4999 E-mail: hansford@sbep-law.com

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17.Grantor’s Address for Payment of Colocation Fees:	ACH Payments: Bank of America NT&SA 1850 Gateway Blvd. Concord, CA 94520-3282

Routing Number: Account Number: Account Name: Regarding/Reference:

Wire Payments:

Bank of America NT&SA 100 West 33rd St. New York, NY 10001

Routing Number: Account Number: Account Name: Regarding/Reference:

Check Payments: Digital Chelsea, LLC P.O. Box 414015 Boston, MA 02241-4015

Overnight Address: Bank of America Lockbox Services Digital Chelsea, LLC - 414015 MA5-527-02-07 2 Morrissey Blvd. Dorchester, MA 02125

Contact Information: Director of Cash Management Digital Realty Trust 560 Mission Street, Suite 2900 San Francisco, CA 94105 P: (415) 738-6509 F: (415) 495-3687

18.Brokers:

(a) Grantor’s Broker:	None.

(b) Grantee’s Broker:	None.

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19.Common Area:	That part of the Datacenter designated by Grantor from time to time for the common use of all users of the Datacenter, lighting facilities, mechanical and electrical rooms, janitors’ closets, halls, lobbies, delivery passages, drinking fountains, meeting rooms, public toilets, and other common rooms and common facilities (the “Common Area”). Grantor and Grantee agree that in no event shall any portion of the Colocation Premises, as it exists from time to time, be deemed to be a part of the “Common Area”.

20.Land:	The land (“Land”) located at: 111 8th Avenue, New York, New York

21.Building:	That certain building and associated improvements located on the Land at 111 8th Avenue, New York, New York (the “Building”)

22.Datacenter.	Approximately 58,340 square feet located on the sixth (6th) floor of the Building, known as Suite 634, which is being leased by Grantor under and pursuant to the Underlying Lease, as shown on Exhibit “A” (the “Datacenter”).

23.Carrier Room Area:	The Carrier Room Area, as set forth on Exhibit “A”, serves as a common interconnection area for the Building’s datacenter occupants and grantees (the “Carrier Room Area”).

24.Grantor Group:	Grantor, Digital Above, LLC, Digital Services, Inc., and their respective directors, officers, shareholders, members, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives (the “Grantor Group”).

25.Grantee Parent/ Guarantor:	The Tel[x] Group, Inc., a Delaware corporation (“Grantee Parent”; also referred to herein as “Guarantor”).

26.Intentionally Deleted.

27.Maximum Structural Load:	200 pounds of live load per square foot.

28.Labor Rates Base Amount:	[***] per annum ([***] per month).

This Agreement shall consist of the foregoing Basic Colocation Information, and the provisions of the Standard Colocation Provisions (the “Standard Colocation Provisions”) (consisting of Sections 1 through 17 which follow) and Exhibits “A” through “L”, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Colocation Information and the provisions of the Standard Colocation Provisions, the Standard Colocation Provisions shall control. Any initially capitalized terms used herein and not otherwise defined in the Basic Colocation Information shall have the meanings set forth in the Standard Colocation Provisions.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[no further text on this page]

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STANDARD COLOCATION PROVISIONS

1.	USE OF GRANTEE SPACE.

1.1 Grantee Space. In consideration of the covenants and agreements to be performed by Grantee, and upon and subject to the terms and conditions of this Agreement, Grantor hereby grants Grantee the right for the Term (defined in Section 2.1, below) to collocate its equipment in the Colocation Premises (as defined in Item 7(a) of the Basic Colocation Information) and the Pathway (as defined in Item 7(b) of the Basic Colocation Information). The Colocation Premises and the Pathway are referred to herein collectively as the “Grantee Space.”

1.2 Condition of Grantee Space. Grantee has inspected the Grantee Space and agrees to accept (a) the Conditioned Space-A and the Unconditioned Space-A in their “AS IS, WHERE IS” condition on the Commencement Date, (b) the Conditioned Space-B and the Unconditioned Space-B in their “AS IS, WHERE IS” condition on the Phase II Expansion Date, and (c) the Conditioned Space-C in its “AS IS, WHERE IS” condition on the Phase III Expansion Date. Grantee acknowledges and agrees that (i) no representation or warranty (express or implied) has been made by Grantor as to the condition of the Property, the Datacenter or the Grantee Space, or their suitability or fitness for the conduct of Grantee’s Permitted Use, its business or for any other purpose and (ii) except as specifically set forth herein, Grantor shall have no obligation to construct or install any improvements in or to make any other alterations or modifications to the Grantee Space. The installation of equipment in the Grantee Space by Grantee shall conclusively establish that the Grantee Space and the Datacenter were at such time in good order and clean condition.

1.3	Intentionally Deleted.

1.4	Intentionally Deleted.

1.5 Quiet Enjoyment; Access. Subject to all of the terms and conditions of this Agreement, Grantee shall quietly have, hold and enjoy the Grantee Space without hindrance from Grantor or any person or entity claiming by, through or under Grantor. Subject to the terms and conditions of this Agreement (including, without limitation, the Rules and Regulations) and Grantor’s Access Control Systems (defined in Section 7.1, below) and Force Majeure (as defined in Section 17.14 below), Grantee shall have access to the Grantee Space twenty-four (24) hours per day, seven (7) days per week.

1.6 Common Area. The Common Area, as defined in Item 19 of the Basic Colocation Information hereof, shall be subject to Grantor’s sole management and control and shall be operated and maintained in such manner as Grantor in Grantor’s reasonable discretion shall determine. Grantor reserves the right to change from time to time the dimensions and location of the Common Area, provided, however, that such changes shall not have a material adverse effect on Grantee’s use of the Grantee Space for the Permitted Use. Grantee, and Grantee’s employees, invitees and Permitted Licensees shall have the nonexclusive right to use the Common Area as constituted from time to time, such use to be in common with Grantor, other users of the Datacenter and other persons entitled to use the same, and subject to such reasonable rules and regulations governing use of the Common Areas as Grantor may from time to time prescribe. Grantor may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations; provided, however, at all times Grantee shall have access to the Colocation Premises via some portion of the Common Area.

2.	TERM.

2.1 Term. The term of this Agreement, and Grantee’s obligation to pay Colocation Fees under this Agreement, shall commence on the Commencement Date and shall continue in effect for the period specified in Item 5 of the Basic Colocation Information (the “Term”), unless this Agreement is earlier terminated as provided herein.

2.2	Delivery of Grantee Space.

2.2.1 Delivery of Phase I Space. Grantee’s right to use the Phase I Space shall commence on the Commencement Date.

2.2.2 Delivery of Phase II Space. Grantee’s right to use the Phase II Space shall commence on the date (i) all third parties occupying the Phase II Space as of the Effective Date have vacated the Phase II Space, and (ii) Grantor has delivered possession of the Phase II Space to Grantee (the “Phase II Expansion Date”). Grantor shall use commercially reasonable efforts to cause the Phase II Expansion Date to occur on the Target Phase II Expansion Date, provided that if any present occupant or user of the Phase II Space holds over and Grantor cannot acquire possession thereof prior to the Target Phase II Expansion Date, then Grantor shall not be deemed in default hereunder, and Grantee agrees to accept possession of the Phase II Space at such time as Grantor is able to tender the same and, in such event, the date of such tender by Grantor shall be deemed to be the Phase II Expansion Date. Grantor shall deliver a notice to Grantee substantially in the form attached hereto as Exhibit “K” (the “Phase II Expansion Date Notice”) memorializing Grantor’s delivery of the Phase II Space to Grantee and confirming the actual Phase II Expansion Date.

2.2.3 Delivery of Phase III Space. Grantee’s right to use the Phase III Space shall commence on the date (i) all third parties occupying the Phase III Space as of the Effective Date have vacated the Phase III Space, and (ii) Grantor has delivered possession of the Phase III Space to Grantee (the “Phase III Expansion Date”). Grantor shall use commercially reasonable efforts to cause the Phase III Expansion Date to occur on the Target Phase III Expansion Date, provided that if any present occupant or user of the Phase III Space holds over and Grantor cannot acquire possession thereof prior to the Target Phase III Expansion Date, then Grantor shall not be deemed in default hereunder, and Grantee agrees to accept possession of the Phase III Space at such time as Grantor is able to tender the same and, in such event, the date of such tender by Grantor shall be deemed to be the Phase III Expansion Date. Grantor shall deliver a notice to Grantee substantially in the form attached hereto as Exhibit “K” (the “Phase III Expansion Date Notice”) memorializing Grantor’s delivery of the Phase III Space to Grantee and confirming the actual Phase III Expansion Date.

3.	BASE COLOCATION FEES AND OTHER CHARGES.

3.1 Base Colocation Fees. Commencing on the Commencement Date, Grantee shall pay to Grantor base colocation fees (the “Base Colocation Fees”) for the Grantee Space in the amount set forth in Item 9 of the Basic Colocation Information. All such Base Colocation Fees shall be paid to Grantor in monthly installments in advance on the first day of each and every month throughout the Term of this Agreement; provided, however, that (a) the first monthly installment of Base Colocation Fees shall be payable upon Grantee’s execution of this Agreement, and (b) if the Term of this Agreement (or the Phase II Period or the Phase III Period) does not commence on the first day of a calendar month, the Base Colocation Fees for such partial calendar month shall (i) be calculated on a per diem basis determined by dividing the Base Colocation Fees above by the total number of days in such calendar month and multiplying such amount by the number of days remaining in such calendar month from and after (and including) the Commencement Date (or the Phase II Expansion Date or Phase III Expansion Date, as applicable), and (ii) be paid by Grantee to Grantor on the Commencement Date (or the Phase II Expansion Date or Phase III Expansion Date, as applicable). Except as set forth in this Section 3.1, Grantee shall not pay any installment of Colocation Fees (defined in Section 3.3, below) more than one (1) month in advance.

3.2	CR Installation Fees; Labor Rates Recovery.

3.2.1 CR Installation Fees. Grantee shall pay each CR Installation Fee to Grantor within thirty (30) days after Grantee’s receipt of an invoice for same from Grantor.

3.2.2	Labor Rates Recovery.

3.2.2.1 The term “Labor Rates Amount” shall mean, to the extent payable by Grantor (whether directly or as reimbursement to 111 Chelsea under the Underlying Lease), all amounts (foreseen or unforeseen) attributable to the Datacenter, its operation, or Grantor’s leasehold interest in the Underlying Lease, related to the wages paid to persons and/or entities who are engaged in the general maintenance and operation of the Building, including, but not limited to Tenant’s Labor Rate Payment, as defined in the Underlying Lease.

3.2.2.2 The term “Labor Rates Base Amount” is stipulated to be the Labor Rates Base Amount stated in Item 28 of the Basic Colocation Information, above.

3.2.2.3 The term “Actual Labor Rates Amount” shall mean, with respect to each calendar year (or portion thereof) during the Phase III Period, the actual Labor Rates Amount for such year (or portion thereof) attributable to the Datacenter. The term “Actual Labor Rates Amount Excess” shall mean, with respect to each calendar year (or portion thereof) during the Phase III Period, an amount equal to the positive difference (if any) obtained by subtracting the Labor Rates Base Amount from the Actual Labor Rates Amount applicable to such calendar year (or portion thereof).

3.2.2.4 If the Actual Labor Rates Amount for any calendar year (or portion thereof) occurring during the Phase III Period is greater than the Labor Rates Base Amount (prorated for any partial calendar year), Grantee shall be obligated to pay to Grantor as Additional Colocation Fees an amount equal to the Actual Labor Rates Amount Excess applicable to such calendar year to the extent that such calendar year occurs during the Phase III Period.

3.2.2.5 On or before the Phase III Expansion Date (or as soon thereafter as reasonably possible), and on January 1 (or as soon thereafter as reasonably possible) of each subsequent calendar year during the balance of the Term, Grantor shall provide to Grantee a statement of the projected annual Labor Rates Amount for the Datacenter (the “Projected Labor Rates Amount”). Grantee shall pay to Grantor on the first day of each month commencing on the Phase III Expansion Date and continuing during the balance of the Term of the Agreement, an amount (each, a “Projected Labor Rates Installment”) equal to one-twelfth (1/12) of the positive difference (if any) obtained by subtracting the Labor Rates Base Amount from the Projected Labor Rates Amount for such calendar year. Until Grantee has received the statement of the Projected Labor Rates Amount from Grantor, Grantee shall continue to pay Projected Labor Rates Installments to Grantor in the same amount (if any) as required for the last month of the prior calendar year. Upon Grantee’s receipt of such statement of the Projected Labor Rates Amount, Grantee shall pay to Grantor, or Grantor shall pay to Grantee (whichever is appropriate), the difference between the amount paid by Grantee as Projected Labor Rates Installments prior to receiving such statement and the amount payable by Grantee therefor as set forth in such statement. Grantor shall provide Grantee a statement on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing the Actual Labor Rates Amount Excess applicable to such calendar year (or portion thereof), as compared to the total of the Projected Labor Rates Installments for such calendar year (or portion thereof). If the Actual Labor Rates Amount Excess for such calendar year (or portion thereof) exceeds the aggregate of the Projected Labor Rates Installments collected by Grantor from Grantee with regard to such calendar year (or portion thereof), Grantee shall pay to Grantor, within thirty (30) days following Grantee’s receipt of such statement, the amount of such excess. However, if the Actual Labor Rates Amount Excess for such calendar year (or portion thereof) is less than the aggregate of the Projected Labor Rates Installments collected by Grantor from Grantee with regard to such calendar year (or portion thereof), Grantor shall pay to Grantee, within thirty (30) days following Grantee’s receipt of such statement, the amount of such excess. Grantor shall have the right from time to time during each calendar year (or portion thereof) to revise the Projected Labor Rates Amount and provide Grantee with a revised statement thereof; and, thereafter, Grantee shall pay Projected Labor Rates Installments on the basis of the revised statement. If the Phase III Expansion Date is not the first day of a calendar year, or the expiration or termination date of this Agreement is not the last day of a calendar year, then the Actual Labor Rates Amount Excess for which Grantee would otherwise be responsible hereunder shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Term of this Agreement.

3.3 Payments Generally. Base Colocation Fees, all forms of Additional Colocation Fees (defined in this Section 3.3, below) payable hereunder by Grantee and all other amounts, fees, payments or charges payable hereunder by Grantee shall (i) sometimes collectively be referred to herein as “Colocation Fees”), (ii) be payable to Grantor when due without any prior notice or demand therefor in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (iii) be payable to Grantor at the address of Grantor specified in Item 17 of the Basic Colocation Information (or to such other person or to such other place as Grantor may from time to time designate in writing to Grantee). No receipt of money by Grantor from Grantee after the termination of this Agreement, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Agreement or affect any such notice, demand, suit or judgment. No partial payment by Grantee shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Grantor shall be entitled to accept such payment without compromise or prejudice to any of the rights of Grantor hereunder or under any Applicable Laws (defined in Section 6.3.1, below). In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Agreement) falls on a date other than the first or last day of a calendar month, respectively, the Colocation Fees payable for such partial calendar month shall be prorated based on a per diem basis. For purposes of this Agreement, all amounts (other than Base Colocation Fees) payable by Grantee to Grantor pursuant to this Agreement, whether or not denominated as such, shall constitute “Additional Colocation Fees.”

3.3.1 Invoices for Colocation Fees. Grantor agrees to provide Grantee an invoice for each payment of Additional Colocation Fees due from Grantee. Grantor and Grantee agree that each payment of Additional Colocation Fees shall be due no sooner than thirty (30) days after Grantor has so provided such invoice. Additionally, Grantor shall use commercially reasonable efforts to provide Grantee an invoice for each payment of Base Colocation Fees that comes due hereunder (which may be the same as the Additional Colocation Fees invoice). The foregoing notwithstanding, however (a) in no event shall Grantor’s failure to provide any such invoice be deemed to be a default by Grantor hereunder; and (b) in no event shall Grantor’s failure to provide a Base Colocation Fees invoice be deemed to alleviate Grantee’s obligation to pay Base Colocation Fees when due hereunder.

3.4 Late Payments. Grantee hereby acknowledges and agrees that the late payment by Grantee to Grantor of Base Colocation Fees or Additional Colocation Fees (or any other sums due hereunder) will cause Grantor to incur administrative costs not contemplated under this Agreement and other damages, the exact amount of which would be extremely difficult or impractical to fix. Grantor and Grantee agree that if Grantor does not receive any such payment on or before the date that is five (5) days after the date on which such payment is due (a “Late Charge Delinquency”), Grantee shall pay to Grantor, as Additional Colocation Fees, (i) a late charge (“Late Charge”) equal to five percent (5%) of the amount overdue to cover such additional administrative costs and damages, and (ii) interest on all such delinquent amounts at an interest rate (the “Default Rate”) equal to the lesser of (a) one and one-half percent (1 1/2%) per month or (b) the maximum lawful rate from the date such amounts are first delinquent until the date the same are paid. In no event, however, shall the charges permitted under this Article 3 or elsewhere in this Agreement, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest. Grantor’s acceptance of any Late Charge, or interest pursuant to this Section 3.4, shall not be deemed to constitute a waiver of Grantee’s default with respect to the overdue amount, nor prevent Grantor from exercising any of the other rights and remedies available to Grantor hereunder or under any Applicable Laws. Notwithstanding anything herein to the contrary, Grantor agrees to waive the default interest and late charges for one (1) late payment hereunder during any consecutive twelve (12) calendar month period during the Term provided such late payment is paid in full within five (5) business days after written notice to Grantee of such failure.

3.5 Utilities. Grantee shall pay for all electricity and/or other utilities (e.g., chilled water) serving, provided to and/or used in the Grantee Space, and for all utility capacity, reservation or similar charges (e.g., all “use it or lose it” fees related to the reservation of electrical capacity) payable by Grantor under the Underlying Lease with regard to the Datacenter. Grantor has, or on or before the Commencement Date, will, cause the installation of an electrical metering device (the “Electrical Metering Equipment-I”), compatible with Grantor’s energy management system for monitoring electricity serving, provided to and/or used in the Phase I Space. Grantor has, or on or before the Phase II Expansion Date, will, cause the installation of an electrical metering device (the “Electrical Metering Equipment-II”), compatible with Grantor’s energy management system for monitoring electricity serving, provided to and/or used in the Phase II Space. Grantor has, or on or before the Phase III Expansion Date, will, cause the installation of an electrical metering device (the “Electrical Metering Equipment-III”; together with the Electrical Metering Equipment-I and Electrical Metering Equipment-III, collectively, the “Electrical Metering Equipment”), compatible with Grantor’s energy management system for monitoring electricity serving, provided to and/or used in the Phase III Space. As of the Commencement Date, (a) the electricity usage of certain equipment within the Colocation Premises, and/or equipment located outside the Colocation Premises but serving the such space, is commercially impractical of being separately metered to the Colocation Premises because it utilizes equipment and/or facilities designed to serve more area of the Datacenter than just the Colocation Premises, including without limitation cooling (the “Shared Electrical Equipment”), and (b) there are certain utility-related charges that are passed through to Grantor under the Underlying Lease that are not wholly based on utility usage, but, rather, are based on the reservation of utility capacity. The formula described in Section 3.5.1., below, has been designed to capture (a) Grantee’s pro-rata share of Grantor’s actual electrical costs for such Shared Electrical Equipment, and (b) Grantee’s pro-rata share of all utility capacity related charges (e.g., “use it or lose it” fees related to the reservation of electrical capacity) (collectively, the “Grantee’s Shared Electrical Payment”), together with (c) Grantor’s actual cost of all electricity measured by the Electrical Metering Equipment (collectively, “Grantee’s Utility Payments” – being further defined in Section 3.5.1, below). Grantee shall pay all portions of Grantee’s Utility Payments to Grantor, as Additional Colocation Fees, within thirty (30) days of receipt of each such Grantee’s Utility Payment invoice. For the avoidance of doubt, it is the intent of the parties that this Section 3.5 represents a mechanism only for Grantor’s cost recovery with regard to electricity and/or other utilities serving, provided to and/or used in the Grantee Space, as it exists from time to time, and that there is no intent for Grantee’s Utility Payments to include any element of profit to Grantor in connection therewith.

3.5.1	Grantee’s Pro Rata Utility Payments.

(a) For the purposes of this Section 3.5.1:

(1) the term “Datacenter Utility” shall mean and refer to a utility type for which usage is billed on a “datacenter-by-datacenter” basis.

(2) the term “Datacenter Utility Costs” shall mean and refer to Grantor’s actual utility costs for the entirety of the Datacenter (i.e., based on the metering equipment that measures all electrical and mechanical power [UPS, HVAC and other mechanical power] being used by the Datacenter, together with any utility capacity, reservation or similar charges payable by Grantor under the Underlying Lease, including, but not limited to the “use it or lose it” fees with regard to reservation of electrical capacity that are payable by Grantor under the Underlying lease), as set forth on the applicable Datacenter Utility bill(s), and/or on any invoices received by Grantor for the Datacenter in connection with the Underlying Lease (each such Datacenter Utility bill or invoice, a “Datacenter Utility Bill”) for the billing period covered by such Datacenter Utility Bill(s);

(3) the term “Premises UPS kW-hr” shall mean and refer to the number of kilowatt-hours on the UPS plant(s) serving the Colocation Premises during the same billing period as the applicable Datacenter Utility Bill for the Datacenter;

(4) the term “Other UPS kW-hr” shall mean and refer to the number of kilowatt-hours on the UPS plant(s) serving all other portions of the Datacenter during the same billing period as the applicable Datacenter Utility Bill for the Datacenter;

(5) the term “Total Datacenter UPS kW-hr” shall mean and refer to the number of kilowatt-hours on the UPS plant(s) serving the Datacenter during the same billing period as the applicable Datacenter Utility Bill for the Datacenter, being represented by the sum of the “Premises UPS kW-hr” plus the “Other UPS kW-hr”; and

(6) the term “Grantee’s Pro Rata Utility Payment” shall mean and refer to Grantee’s pro rata portion of the applicable Datacenter Utility Costs, during the same billing period as the applicable Datacenter Utility Bill for the Datacenter, being allocated to the Colocation Premises based on the amount of the Premises UPS kW-hr during such billing period, as compared to the Total Datacenter UPS kW-hr during the same billing period.

(b) For the purposes of the following equation:

(1) the applicable “Datacenter Utility Costs” are represented by the letter “N”;

(2) the applicable “Premises UPS kW-hr” is represented by the letter “A”;

(3) the applicable “Total Datacenter UPS kW-hr” is represented by the letter “B”; and

(4) “Grantee’s Pro Rata Utility Payment”, related to the applicable utility bill, is represented by the letter “G”.

For the purposes of this Section 3.5.1, the term “Grantee’s Pro Rata Utility Payment”, as it relates to each of the Datacenter Utility Bills for the Datacenter, shall mean the result of the following equation:

G = N x (A / B)

3.5.2 Periods of Colocation Premises Underutilization. Grantee acknowledges that costs for the Shared Electrical Equipment will be incurred for the operation of the Datacenter, regardless of whether there is any power being drawn in the Colocation Premises. As such, Section 3.5.1, above, notwithstanding, Grantor and Grantee hereby agree that, during those periods during which none of Grantee’s Personal Property is operating in the Colocation Premises (i.e., periods during which there is no electrical power being drawn by Grantee’s Personal Property), Grantee’s Shared Electrical Payment shall be a reasonable proration of the costs attributable to the operation of the Shared Electrical Equipment, based on the ratio that the square footage of the Colocation Premises bears to the square footage of the conditioned spaces within the Datacenter.

3.5.3 Generator Fuel. Additionally, Grantee shall pay the cost of all fuel used by the Back-up Power (defined in Section 7.2) systems serving, providing electricity to, and/or generating electricity which is used in, for or serving, the Grantee Space (“BUP Fuel”), except to the extent that such BUP Fuel is used (i) during the Phase I Period and the Phase II Period, for and during the course of the performance of Grantor’s maintenance obligations hereunder (such fuel usage is referred to herein as “Non-Maintenance BUP Fuel Usage”), or (ii) as a result of the gross negligence or willful misconduct of Grantor or any other member of the Grantor Group. Grantor shall bill Grantee not more frequently than monthly for Grantor’s actual cost of all Non-Maintenance BUP Fuel Usage (the “BUP Fuel Payment”). Grantee shall pay the BUP Fuel Payment to Grantor, as Additional Colocation Fees, within thirty (30) days of delivery of such BUP Fuel Payment invoice. For the avoidance of doubt, it is the intent of the parties that this Section 3.5.3 represents a mechanism only for Grantor’s cost recovery with regard to fuel provided to and/or used by or for the Back-up Power systems serving the Grantee Space, and that there is no intent for Grantee’s BUP Fuel Payment to include any element of profit to the Grantor in connection therewith.

4.	TAX ON GRANTEE’S EQUIPMENT; OTHER TAXES.

4.1 Equipment Taxes. Grantee shall be liable for and shall pay before delinquency (and Grantee hereby indemnifies and holds Grantor harmless from and against any Claims (defined in Section 14.2, below) arising out of, in connection with, or in any manner related to) all governmental fees, taxes, tariffs and other charges levied directly or indirectly against any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in or used by Grantee in or in connection with the Grantee Space. If any such taxes for which Grantee is liable are levied or assessed against Grantor or Grantor’s property, and if Grantor elects to pay the same, Grantee shall pay to Grantor as Additional Colocation Fees, within thirty (30) days of Grantor’s demand therefor, that part of such taxes for which Grantee is liable hereunder, after Grantor provides Grantee with reasonable documentation evidencing such taxes.

4.2 Additional Taxes. Grantee shall pay to Grantor, as Additional Colocation Fees and within thirty (30) days of Grantor’s demand therefor, and in such manner and at such times as Grantor shall direct from time to time by written notice to Grantee, any excise, sales, privilege or other tax, assessment or other charge (other than income or franchise taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Grantor on account of (i) the Colocation Fees (and other amounts) payable by Grantee hereunder (or any other benefit received by Grantor hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority, (ii) this Agreement, Grantor’s business as a licensor hereunder, and the possession, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Grantee Space (including, without limitation, any applicable possessory interest taxes), (iii) this transaction or any document to which Grantee is a party creating or transferring an interest or an estate in the Grantee Space, or (iv) otherwise in respect of or as a result of the agreement or relationship of Grantor and Grantee hereunder; provided, however, that the foregoing taxes shall not include taxes paid by Grantee or other users of the Datacenter as a separate charge on the value of their equipment and fixtures, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of such taxes.

4.2.1	Real Property Taxes.

4.2.1.1 The term “Real Property Taxes” shall mean, to the extent payable by Grantor (whether directly or as reimbursement to 111 Chelsea under the Underlying Lease), all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether levied by taxing districts or authorities presently taxing the Property (or any part thereof) or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Datacenter, its operation or Grantor’s leasehold interest in the Underlying Lease, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Real Property Taxes shall not include taxes paid by occupants of the Datacenter as a separate charge on the value of their improvements, fixtures or equipment, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of Real Property Taxes.

4.2.1.2 The term “Real Property Tax Base Year” is stipulated to be the calendar year within which the Effective Date occurs.

4.2.1.3 The term “Actual Real Property Taxes” shall mean, with respect to each calendar year (or portion thereof) during the Phase III Period, the actual Real Property Taxes for such year (or portion thereof) attributable to the Datacenter. The term “Actual Real Property Taxes Excess” shall mean, with respect to each calendar year (or portion thereof) during the Phase III Period, an amount equal to the positive difference (if any) obtained by subtracting the Actual Real Property Taxes applicable to the Real Property Tax Base Year from the Actual Real Property Taxes applicable to such calendar year (or portion thereof).

4.2.1.4 If the Actual Real Property Taxes during any calendar year (or portion thereof) occurring during the Phase III Period are greater than the Actual Real Property Taxes applicable to the Real Property Tax Base Year (prorated for any partial calendar year), Grantee shall be obligated to pay to Grantor as Additional Colocation Fees an amount equal to the Actual Real Property Taxes Excess applicable to such calendar year to the extent that such calendar year occurs during the Phase III Period.

4.2.1.5 On or before the Phase III Expansion Date (or as soon thereafter as reasonably possible), and on January 1 (or as soon thereafter as reasonably possible) of each subsequent calendar year during the balance of the Term, Grantor shall provide to Grantee a statement of the projected annual Real Property Taxes for the Datacenter (the “Projected Real Property Taxes”). Grantee shall pay to Grantor on the first day of each month commencing the Phase III Expansion Date and continuing during the balance of the Term of the Agreement, an amount (each, a “Projected Real Property Tax Installment”) equal to one-twelfth (1/12) of the positive difference (if any) obtained by subtracting the Actual Real Property Taxes applicable to the Real Property Tax Base Year from the Projected Real Property Taxes for such calendar year. Until Grantee has received the statement of the Projected Real Property Taxes from Grantor, Grantee shall continue to pay Projected Real Property Tax Installments to Grantor in the same amount (if any) as required for the last month of the prior calendar year. Upon Grantee’s receipt of such statement of the Projected Real Property Taxes, Grantee shall pay to Grantor, or Grantor shall pay to Grantee (whichever is appropriate), the difference between the amount paid by Grantee as Projected Real Property Tax Installments prior to receiving such statement and the amount payable by Grantee therefor as set forth in such statement. Grantor shall provide Grantee a statement on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing the Actual Real Property Taxes Excess applicable to such calendar year (or portion thereof), as compared to the total of the Projected Real Property Tax Installments for such calendar year (or portion thereof). If the Actual Real Property Taxes Excess for such calendar year (or portion thereof) exceeds the aggregate of the Projected Real Property Tax Installments collected by Grantor from Grantee with regard to such calendar year (or portion thereof), Grantee shall pay to Grantor, within thirty (30) days following Grantee’s receipt of such statement, the amount of such excess. However, if the Actual Real Property Taxes Excess for such calendar year (or portion thereof) is less than the aggregate of the Projected Real Property Tax Installments collected by Grantor from Grantee with regard to such calendar year (or portion thereof), Grantor shall pay to Grantee, within thirty (30) days following Grantee’s receipt of such statement, the amount of such excess. Grantor shall have the right from time to time during each calendar year (or portion thereof) to revise the Projected Real Property Taxes and provide Grantee with a revised statement thereof; and, thereafter, Grantee shall pay Projected Real Property Tax Installments on the basis of the revised statement. If the Phase III Expansion Date is not the first day of a calendar year, or the expiration or termination date of this Agreement is not the last day of a calendar year, then the Actual Real Property Taxes Excess for which Grantee would otherwise be responsible hereunder shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Term of this Agreement.

5. GUARANTY. The payment and performance of the Colocation Fees, the Additional Colocation Fees and the other liabilities and obligations of Grantee hereunder are guaranteed by Guarantor (defined in Item 25 of the Basic Colocation Information) under the guaranty (the “Guaranty”) in the form attached hereto as Exhibit “J”.

6.	USE.

6.1 Permitted Use. Grantee shall have the right to install telecommunications equipment in Grantor’s facilities therefor in the Grantee Space (the “Permitted Use”). Any other use of the Grantee Space is subject to Grantor’s prior written consent, which consent may be withheld or conditioned in Grantor’s sole and absolute discretion.

6.2 Rules and Regulations. During the Term of this Agreement, Grantee’s Permitted Use shall be subject to, and Grantee, and Grantee’s agents, employees and invitees shall comply fully with all requirements of the Rules and Regulations. Grantor shall at all times have the right to change such rules and regulations or to amend or supplement them in such manner as may be deemed (by Grantor in the exercise of its sole but good faith discretion) advisable for the safety, care and cleanliness of the Grantee Space, the Demised Premises, the Datacenter and/or the Building and for preservation of good order therein, all of which Rules and Regulations, as changed, amended, and/or supplemented from time to time, shall be fully carried out and strictly observed by Grantee; provided, however, that such changes to the Rules and Regulations may not increase Grantee’s monetary obligations under this Agreement or materially adversely affect Grantee’s or the Permitted Licensees’ access to or the beneficial use of the Grantee Space for the Permitted Use. In the event of a conflict between the Rules and Regulations and the terms of this Agreement, the terms of this Agreement shall govern. Grantee shall further be responsible for the compliance with such Rules and Regulations (as the same may be changed, amended and/or supplemented from time to time as provided in this Section 6.2) by the employees, agents and invitees of Grantee. Grantor shall apply the Rules and Regulations uniformly to the occupants of the Datacenter.

6.3	Compliance with Laws; Hazardous Materials.

6.3.1 Compliance with Laws. Except as otherwise expressly provided in Section 8.1, Grantee, at Grantee’s sole cost and expense, shall timely take all action required to cause the Grantee Space to comply at all times during the Term of this Agreement in all respects with all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction (including without limitation any certificate of occupancy), and all covenants, conditions and restrictions affecting the Property now or in the future applicable to the Grantee Space and with all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function (collectively, “Applicable Laws”). Grantee shall not use the Grantee Space, or permit the Grantee Space to be used, in any manner, or do or suffer any act in or about the Grantee Space which: (i) violates or conflicts with any Applicable Law; (ii) causes or is reasonably likely to cause damage to the Property, the Building, the Grantee Space or the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, HVAC, plumbing or sprinkler, access control (including, without limitation, Grantor’s Access Control Systems), mechanical, telecommunications, elevator and escalator systems and equipment (collectively, the “Building Systems”); (iii) will invalidate or otherwise violates a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Building, and/or the Grantee Space, or the property located therein, or will increase the cost of any of the same (unless, at Grantor’s election, Grantor permits an activity which will cause an increase in any such insurance rates on the condition that Grantee shall agree in writing to pay any such increase to Grantor immediately upon demand as Additional Colocation Fees); (iv) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or the Property, or any equipment, facilities or systems of any such tenant; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located at the Property; (vi) amounts to (or results in) the commission of waste in the Grantee Space, the Building or the Property; (vii) violates any of the rules and regulations from time to time promulgated by 111 Chelsea or Grantor applicable to the Grantee Space, the Building or the Property (including, without limitation, the Rules and Regulations); or (viii) other than the Permitted Use. Grantee shall be responsible for any losses, costs or damages in the event that unauthorized parties gain access to the Grantee Space or the Building through access cards, keys or other access devices provided to Grantee by Grantor. Grantee shall promptly upon demand reimburse Grantor as Additional Colocation Fees for any additional premium charged for any insurance policy by reason of Grantee’s failure to comply with the provisions of this Section 6.3.

6.3.2 Hazardous Materials. No Hazardous Materials (defined below) shall be Handled (defined below) upon, about, in, at, above or beneath the Grantee Space or any portion of the

Building or the Property by or on behalf of Grantee, its Transferees (defined in Section 10.1, below) or partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Grantee Parties”). Additionally, Grantee shall not use the Grantee Space, or permit the Grantee Space to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law. Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use may be used at the Grantee Space without Grantor’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below) and only in a manner consistent with Institutional Owner Practices (defined in Section 8.3, below). “Environmental Laws” shall mean and include all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. “Hazardous Materials” shall mean and include: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) asbestos, asbestos-containing materials or presumed asbestos-containing materials (collectively, “ACM”); (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, and are defined, or become defined by any Environmental Law. “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

6.4 Electricity Consumption Threshold. Grantee’s actual electricity consumption for the Colocation Premises, as determined by the Electrical Metering Equipment or such other measurement method or methods as Grantor and Grantee may agree upon in writing, shall not at any time, exceed the number of watts for the Colocation Premises specified in (i) Item 1 of Exhibit “F-I” during the Phase I Period (the “ECT-I”), (ii) Item 1 of Exhibit “F-II” during the Phase II Period (the “ECT-II”), and Item 1 of Exhibit “F-III” during the Phase III Period (the “ECT-III”). The term “Electricity Consumption Threshold” shall mean and refer to the ECT-I during the Phase I Period, the ECT-II during the Phase II Period, and the ECT-III during the Phase III Period. All equipment (belonging to Grantee or otherwise) located within the Colocation Premises shall be included in the calculation of Grantee’s actual electricity consumption for the Colocation Premises. For the avoidance of doubt, Grantor and Grantee acknowledge that the Electricity Consumption Threshold exists, so that Grantor is better able to (a) budget the amount of power available to the Demised Premises among the existing and future users and occupants of the Demised Premises, (b) enhance the safeguarding, in accordance with National Electrical Code Guidelines, of person and property in the Colocation Premises, and (c) operate the Colocation Premises consistent with Institutional Owner Practices. As such, Grantee agrees that it will actively monitor the electricity consumption for the Colocation Premises to ensure that such consumption does not exceed the Electricity Consumption Threshold. Additionally, in the event that the electricity consumption in the Colocation Premises does exceed the Electricity Consumption Threshold (each such event, an “ECT Overage”), Grantee agrees to take immediate action (regardless of whether Grantee has received notice of such ECT Overage from Grantor) to power down items of equipment in the Grantee Space in order to cause power consumption in the Colocation Premises to be at or below the Electricity Consumption Threshold. Additionally, in the event that (i) Grantee receives a notice from Grantor related to any ECT Overage, and (ii) Grantee has not remedied such ECT Overage within seventy-two (72) hours after its receipt of such notice from Grantor (or, in the event that, despite Grantee’s attempt at remedying the ECT Overage, Grantee exceeds the Electricity Consumption Threshold three (3) times in any thirty (30) day period), then such occurrence shall be deemed to be an Event of Default hereunder.

6.5 Structural Load. Grantee shall not place a load upon the Colocation Premises exceeding the number of pounds of live load per square foot specified in Item 27 of the Basic Colocation Information.

7.	SERVICES TO BE PROVIDED TO THE GRANTEE SPACE.

7.1 Access Control. Grantor will provide access control as follows: (i) Grantor will operate a check-in desk at the Datacenter’s main entrance twenty-four (24) hours per day, seven (7) days per week (ii) Grantor has installed an electronic “key card” system to control access to the Colocation Premises, and (iii) Grantor has installed a video surveillance system in the Datacenter (collectively, “Grantor’s Access Control Systems”). Grantor disclaims any and all other responsibility or, obligation to provide additional access control (or any security) to the Datacenter, the Grantee Space, or any portion of any of the above. Grantor reserves the right, to be exercised by Grantor in its sole and absolute discretion, but without assuming any duty, to institute additional access control measures in order to further control and regulate access to the Datacenter or any part thereof. Grantor shall not, under any circumstances, be responsible for providing or supplying security services to the Grantee Space or any part of the Datacenter in excess of the Grantor’s Access Control Systems expressly set forth in this Section 7.1 (and Grantor shall not under any circumstances be deemed to have agreed to provide any services in excess of the above specified Grantor’s Access Control Systems). Subject to Grantor’s approval of the plans and specifications therefor and the contractors who will perform such work, Grantee may install, at its sole cost and expense, its own security system (“Grantee’s Security System”) for the Colocation Premises. Grantee shall furnish Grantor with a copy of all key codes, access cards and other entry means and ensure that Grantor shall have access to the Colocation Premises at all times. Additionally, Grantee shall ensure that Grantee’s Security System shall comply with all applicable laws, ordinances, rules and regulations, including all fire safety laws, and in no event shall Grantor be liable for the malfunctioning thereof, and Grantee shall indemnify Grantor therefrom. Grantee acknowledges and agrees that it understands that all persons in the Colocation Premises and the activities of all such persons are and shall be subject to surveillance by video camera and/or otherwise by Grantor’s agents and employees.

7.2 Electricity. Grantor shall furnish electricity to (a) the Phase I Space during the Phase I Period in accordance with the specifications set forth in Item 1 of Exhibit “F-I” attached hereto, (b) the Phase II Space during the Phase II Period in accordance with the specifications set forth in Item 1 of Exhibit “F-II” attached hereto, and (c) the Phase III Space during the Phase III Period in accordance with the specifications set forth in Item 1 of Exhibit “F-III” attached hereto. The obligation of Grantor to provide electricity to the Grantee Space shall be subject to the rules, regulations and requirements of the supplier of such electricity and of any governmental authorities regulating providers of electricity and shall be limited to providing the Electricity Consumption Threshold (as defined in Section 6.4). Grantee shall be solely responsible for all emergency, supplemental or back-up power systems (“Back-Up Power”) for use in the Grantee Space, except, during the Phase I Period, the Phase II Period and the Phase III Period, as expressly set forth in Item 3 of Exhibit “F-I”, Exhibit “F-II”, and Exhibit “F-III”, respectively.

7.3	Interruption of Services.

7.3.1 Grantor shall not be liable or responsible to Grantee for any loss, damage or expense of any type which Grantee may sustain or incur if the quantity or character of the utility provided electric service is changed or is no longer suitable for Grantee’s requirements. Except as otherwise expressly set forth herein, no interruption or malfunction of any electrical or other service (including, without limitation, heating ventilation and air conditioning “HVAC”) to the Colocation Premises (or to any other portion of the Datacenter or Building) shall, in any event, (i) constitute an eviction or disturbance of Grantee’s use and possession of the Grantee Space, (ii) constitute a breach by Grantor of any of Grantor’s obligations under this Agreement, (iii) render Grantor liable for damages of any type or entitle Grantee to be relieved from any of Grantee’s obligations under this Agreement (including the obligation to pay Base Colocation Fees, Additional Colocation Fees, or other charges), (iv) grant Grantee any right of setoff or recoupment, (v) provide Grantee with any right to terminate this Agreement, or (vi) make Grantor liable for any injury to or interference with Grantee’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Property or the Building. In the event of any interruption, however, Grantor shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Grantor and the interruption at issue was not caused in whole or in part by any action of Grantee.

7.3.2 Equitable Abatement of Base Colocation Fees. Notwithstanding the foregoing, in the event that (a) there is an interruption of Grantor’s services, including, but not limited to (i) any interruption of any electrical or other service (including, without limitation, HVAC) to the Conditioned Premises, or (ii) a violation of the service levels described in Exhibit “F-I”, Exhibit “F-II”, or Exhibit “F-III”, attached hereto, (b) such interruption of Grantor’s services is not caused by any act or omission of Grantee or Grantee’s employees, agents, invitees or contractors, nor by a Casualty (as defined in Section 9.1.1, below), nor by an ECT Overage, (c) Grantee is prevented from using (and actually does not use) the Conditioned Premises, or any portion thereof, in the ordinary course of Grantee’s business (which, for the avoidance of doubt, and for the purposes of this Agreement, means the operation of Grantee’s business in the affected portion of the Grantee Space is adversely impacted), as determined by Grantee, for a period in excess of the timeframe specified in Item 15 of the Basic Colocation Information (the “Eligibility Period”) as a result of such interruption of Grantor’s services (such an interruption, an “Interruption of Grantor’s Services”), Grantee shall, as its exclusive remedy therefor, be entitled to an equitable abatement of Base Colocation Fees as set forth in Item 15 of the Basic Colocation Information. The foregoing notwithstanding, if Grantee fails to take advantage of the redundant electrical design of the Conditioned Premises (e.g. Grantee “single-cords” its equipment in a scenario where “dual-cording” of Grantee’s equipment is available), and there occurs an interruption of electrical service to the Conditioned Premises, which could have been avoided if Grantee had, in fact, taken proper advantage of such electrical redundancies, then such interruption will not be deemed to be an Interruption of Grantor’s Services.

7.3.3 In addition to Grantee’s right to abatement of Base Colocation Fees, in the event a Continuous Outage (as hereinafter defined) occurs, Grantee may terminate this Agreement by delivering to Grantor within five (5) business days following the occurrence of the Continuous Outage, written notice (“Grantee’s Continuous Outage Termination Notice”) of such termination. Grantee’s failure to timely deliver Grantee’s Continuous Outage Termination Notice shall automatically extinguish Grantee’s right to terminate this Agreement with respect to that particular Continuous Outage. As used herein the term “Continuous Outage” means an Interruption of Grantor’s Services occurs and continues for twenty (20) consecutive days, regardless of whether or not such Interruption of Grantor’s Services was caused by Force Majeure.

7.3.4 In addition to Grantee’s right to abatement of Base Colocation Fees, in the event a Chronic Outage (as hereinafter defined) occurs, Grantee may terminate this Agreement by delivering to Grantor within five (5) business days following the occurrence of the Chronic Outage, written notice (“Grantee’s Chronic Outage Termination Notice”) of such termination. Grantee’s failure to timely deliver Grantee’s Chronic Outage Termination Notice shall automatically extinguish Grantee’s right to terminate this Agreement with respect to that particular Chronic Outage. As used herein the term “Chronic Outage” means that three (3) or more times within a twelve (12) consecutive month period, there occurs separate/independent Interruptions of Grantor’s Services, each occurrence of which continues for eight (8) or more consecutive hours, regardless of whether or not such Interruption of Grantor’s Services was caused by Force Majeure.

8.	MAINTENANCE; ALTERATIONS.

8.1 Grantor Maintenance. Except as otherwise expressly provided in Sections 8.1.1 and 8.1.2, Grantor shall have no obligation to repair and/or maintain the Grantee Space.

8.1.1 Grantor will maintain and keep in good repair the Pathway and shared Pathway (including dark fiber(s)), Grantor’s Access Control Systems, HVAC, Back-up Power, fire suppression systems, common area cable management systems comprised of ladder racks, fiber trays, under-floor cable trays and other similar equipment located within the Common Areas that are installed for the benefit of all occupants of the Datacenter, floors and walls, foundation, exterior walls and roof of the Building, the public areas within the Datacenter, and the heating, air conditioning and ventilation system within the

Datacenter. Grantor shall use commercially reasonable efforts to, (i) maintain the temperature in the Conditioned Premises within the range specified in Item 4(a) of Exhibit “F-I”, Exhibit “F-II”, and Exhibit “F-III”, during the applicable periods, as described therein, and (ii) maintain the relative humidity in the Conditioned Premises within the range specified in Item 4(b) of Exhibit “F-I”, Exhibit “F-II” , and Exhibit “F-III”, during the applicable periods, as described therein.

8.1.2 Grantor’s current preventative maintenance schedule, for Grantor’s preventative maintenance obligations, is attached hereto as Exhibit “I” (the “Current PM Schedule”). Grantor agrees to use commercially reasonable efforts to give Grantee notice of any material changes in such schedule as far in advance as is reasonably required by Grantee. Grantor shall use commercially reasonable efforts to provide Grantee with Grantor’s preventative maintenance schedule with respect to such equipment one year in advance. Although Grantor will use commercially reasonable efforts to substantially adhere to the maintenance schedule provided to Grantee, Grantee acknowledges that Grantor may deviate from such schedule; provided, however, the foregoing acknowledgement shall not be deemed to relieve Grantor of Grantor’s obligations under Section 8.1.1, above. Grantee shall have the right to confirm Grantor’s compliance with Grantor’s maintenance schedule by inspecting Grantor’s books and records with respect thereto (“Books and Records”), interviewing Grantor’s relevant employees or contractors, and visually inspecting the related equipment (collectively, “Grantee’s Maintenance Inspection”), but in no event more frequently than twice in a twelve (12) month period during the Term, unless a prior inspection during the previous twelve (12) months shall have revealed a failure of Grantor to comply with such schedules. Grantee shall exercise the foregoing right by delivering prior written notice (“Grantee’s Inspection Notice”) to Grantor of Grantee’s intent to perform Grantee’s Maintenance Inspection, detailing the equipment for which the Books and Records are requested and/or which Grantee wishes to visually inspect. Any visual inspection shall be performed during Grantor’s normal business hours at a time reasonably designated by Grantor. Grantor shall respond to Grantee’s request to perform an inspection within five (5) business days after receipt of Grantee’s Inspection Notice by delivering to Grantee copies of the requested Books and Records and, if a request for an interview or a visual inspection is included in Grantee’s Inspection Notice, designating the time at which Grantee may perform its interview or visual inspection. If Grantee’s inspection reveals that Grantor is delinquent in complying with Grantor’s maintenance schedule, Grantee shall deliver written notice to Grantor of such delinquency including reasonable detail of such delinquency, and Grantor shall cure such delinquency within the time allowed Grantor pursuant to Section 16.1 of this Agreement, failing which Grantor shall be in default of its obligations hereunder.

8.2 Grantee’s Maintenance. During the Term of this Agreement, Grantee shall, at Grantee’s sole cost and expense, maintain the Grantee Space and Grantee’s equipment therein in a safe and good order and clean condition (and in at least as good order and clean condition as when Grantee took possession), ordinary wear and tear excepted. If Grantee fails to perform its covenants of maintenance and repair hereunder and such failure constitutes an Event of Default, or if Grantee or any of Grantee’s technicians or representatives physically damages the Building, the Datacenter or any portion of any of the above, or the personal property of any other tenant or occupant, Grantor may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Grantor in connection therewith, plus an administrative charge of ten percent (10%), shall be reimbursed by Grantee to Grantor as Additional Colocation Fees within thirty (30) days after Grantor’s demand therefor.

8.3 Alterations. Notwithstanding any provision in this Agreement to the contrary, Grantee shall not make or cause to be made any alterations, additions, improvements or replacements to the Grantee Space, or any other portion of the Building or Property (collectively, “Alterations”) under this Agreement without the prior written consent and approval of (i) Grantor, which consent and approval will not be unreasonably withheld, conditioned or delayed, and (ii) 111 Chelsea, to the extent that such consent is required under the terms of the Underlying Lease.

8.4 Removal of Cable, Wiring, Connecting Lines, Equipment and Personal Property. Grantee agrees that, upon the expiration or earlier termination of this Agreement, Grantee (or, failing which, a contractor designated by Grantor) shall at Grantee’s sole cost and expense, promptly remove all of Grantee’s Personal Property (defined below), and shall restore those portions of the Building, Datacenter and/or the Grantee Space damaged by such removal of (or by the initial installation of) such Grantee’s Personal Property to their condition immediately prior to the installation or placement of such items. If Grantee fails to promptly remove any such Grantee’s Personal Property pursuant to this Section 8.4, Grantor shall have the right to remove such Grantee’s Personal Property and to restore those portions of the Building, Datacenter and/or the Grantee Space damaged by such removal to their condition immediately prior to the installation or placement of such Grantee’s Personal Property, in which case Grantee agrees to reimburse Grantor within thirty (30) days of Grantor’s demand therefor, for all of Grantor’s costs of removal and restoration plus an administrative fee equal to ten percent (10%) of such cost; provided, however, Grantee shall not have any responsibility to reimburse Grantor for such removal costs (or any administrative fees thereon) if the incoming occupant to the Grantee Space pays for or otherwise causes such removal costs to be funded (e.g., through an improvement allowance). For purposes hereof, “Grantee’s Personal Property” shall mean, collectively, all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by, for, through, under or on behalf of Grantee or any Grantee Party anywhere in the Building, the Datacenter and/or the Grantee Space (other than (i) equipment or property owned, leased or licensed by Grantor or any other member of the Grantor Group and (ii) Existing Fixtures and Equipment). Additionally, for the purposes of clarity, the parties acknowledge that Grantee’s Personal Property includes all equipment or property (other than (i) equipment or property owned, leased or licensed by Grantor or any other member of the Grantor Group and (ii) Existing Fixtures and Equipment) installed and/or placed anywhere in the Building in connection with this Agreement and/or the Grantee Space by any party specifically and solely in order to provide any service to Grantee or any Grantee Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Grantee or any Grantee Party in the Grantee Space, but which is actually owned by a third party, other than Grantor or any other member of the Grantor Group).

9.	CASUALTY; TAKING; INSURANCE.

9.1	Casualty; Taking.

9.1.1 If at any time during the Term of this Agreement, a material portion of the Property, the Building, the Datacenter, or the Grantee Space shall be (i) damaged or destroyed by fire or other casualty (a “Casualty”) or (ii) taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof (a “Taking”), then Grantor shall have the right to elect, in Grantor’s sole and absolute discretion, to either (a) terminate this Agreement by delivery of written notice (a “Termination Notice”) thereof to Grantee or (b) to continue this Agreement, in which case, Grantor shall repair and reconstruct the Grantee Space to substantially the same condition in which they existed immediately prior to such Casualty or Taking. For the avoidance of doubt, however, such repair and reconstruction obligations shall not be deemed to include any obligation on the part of Grantor with regard to any of Grantee’s Personal Property. If as a result of the Casualty, the Grantee Space is unfit for use by Grantee in the ordinary conduct of Grantee’s business and actually is not used by Grantee, then Grantor shall provide written notice (the “Restoration Notice”) to Grantee as soon as practicable after the Casualty of the period of time (the “Stated Restoration Period”) which shall be required for the repair and restoration of the Datacenter to permit use of the Grantee Space in the ordinary conduct of Grantee’s business and Grantee shall have the right, at its election, (i) to terminate this Agreement if either (a) the Stated Restoration Period shall be in excess of one hundred eighty (180) days following the Casualty or Taking, (b) fewer than twenty-four (24) months remain in the Term as of the date of the Taking or Casualty, or (c) fewer than twelve (12) months would remain in the Term upon the expiration of the Stated Restoration Period, and Grantee terminates this Agreement with written notice thereof to Grantor within thirty (30) days following delivery of the Restoration Notice, or (ii) to terminate this Agreement if Grantor shall fail within the Stated Restoration Period to complete the repair and restoration of the Datacenter necessary to allow Grantee’s use of the Grantee Space in the ordinary conduct of Grantee’s business and Grantee delivers written notice of such termination to Grantor within thirty (30) days following the expiration of the restoration deadline.

9.1.2 Base Colocation Fees Abatement; Taking Awards. In the event that this Agreement is terminated as herein permitted, Grantor shall refund to Grantee any prepaid Base Colocation Fees less any sum then owing Grantor by Grantee.

9.1.2.1 Base Colocation Fees Abatement. If this Agreement is not terminated as provided in Section 9.1.1 above, Base Colocation Fees shall abate proportionately during the period and to the extent that the Grantee Space is unfit for use by Grantee in the ordinary conduct of Grantee’s business (as reasonably determined by Grantee) and actually is not used by Grantee, Grantor shall promptly commence the repair of the damage caused by such Casualty or Taking and thereafter diligently prosecute such repair to completion, subject to Force Majeure, including, without limitation, delays arising from shortages of labor or material, delay in obtaining government approvals or other conditions beyond Grantor’s reasonable control. Grantor shall take commercially reasonable measures to mitigate delays arising from Force Majeure events.

9.1.2.2 Taking Award Rights. Grantor reserves the right to receive the entirety of the condemning authority’s award related to a Taking of any portion of the Property. The foregoing notwithstanding, in the event that this Agreement is terminated in connection with any Taking, Grantor expressly permits Grantee to make a separate claim against the condemning authority, in any appropriate proceeding, for the value of Grantee’s unamortized, but taken, fixtures, equipment or other improvements to the Grantee Space made by Grantee, or at Grantee’s expense, which are taken in connection with such Taking, and for Grantee’s moving expenses related to such Taking, but only if such claim and/or recovery does not reduce the condemnation/taking award otherwise payable to Grantor in connection with such Taking (“Grantee’s Taking Award Rights”). If any such award made, or compensation paid, to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefore to the other.

9.1.3 Grantee’s Remedy. Grantee’s termination right, Base Colocation Fees abatement and right to file a separate claim in the event of a Taking, to the extent provided above in this Article 9, shall be Grantee’s sole remedies in the event of a Casualty or Taking, and Grantee shall not be entitled to any compensation or damages for loss of, or interference with, Grantee’s business or use or access of all or any part of the Grantee Space resulting from any such damage, repair, reconstruction or restoration; provided, however, that notwithstanding anything to the contrary herein, if any Casualty is caused by the active negligence or omission or willful misconduct of Grantee or any Grantee Party, Grantee shall not be entitled to terminate this Agreement under Section 9.1.1 and there shall be no abatement of any Base Colocation Fees (or any other Colocation Fees or other amounts) due hereunder.

9.1.4 Waiver. Grantor and Grantee agree that the provisions of this Article 9 and the remaining provisions of this Agreement shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Grantee Space, the Datacenter, the Building or the Property, and/or any Taking thereof, and each Grantor and Grantee hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect.

9.2 Grantee’s Insurance. Grantee shall, at Grantee’s expense, procure and maintain throughout the Term of this Agreement a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B” to this Agreement. Grantee hereby waives its rights against the Grantor Group (defined in Item 24 of the Basic Colocation Information) with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (i) risks insured against under any insurance policy carried by Grantee at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Grantee under this Agreement had such insurance been obtained and maintained as required; provided, however, that in no event shall Grantee be deemed to have waived its right against Grantor with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from the gross negligence or willful misconduct of any member of the Grantor Group. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Agreement; provided, however, the foregoing waivers shall not apply to any claims, damages or losses arising from or related to the gross negligence or willful misconduct of Grantor or any member of the Grantor Group.

9.3 Grantor’s Insurance. Grantor shall, at Grantor’s expense, procure and maintain throughout the Term of this Agreement a policy or policies of insurance insuring all of Grantor’s equipment and fixtures installed in or on the Building against loss due to fire and other casualties included in standard extended coverage insurance policies, in an amount equal to the replacement cost thereof. For the avoidance of doubt, however, Grantor and Grantee acknowledge and agree that, in no event, shall Grantor be obligated to carry any insurance on any of Grantee’s Personal Property. All insurance required under this Agreement shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the state in which the Property is located. Grantor hereby waives its rights against Grantee with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (i) risks insured against under any insurance policy carried by Grantor at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Grantor under this Agreement had such insurance been obtained and maintained as required; provided, however, that in no event shall Grantor be deemed to have waived its rights against Grantee with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from the negligence or willful misconduct of Grantee and/or the Grantee Parties, as defined in Section 14.2 below. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Agreement. All of Grantor’s insurance policies shall be endorsed so as to include a waiver of subrogation with and to the full extent of Grantor’s waiver of claims above.

10.	ASSIGNMENT AND SUBLETTING.

10.1 Restrictions on Transfers; Grantor’s Consent. Except as provided in Section 10.1.1, Grantee shall not sublease all or any part of the Grantee Space, nor assign this Agreement, nor enter into any other agreement (a) permitting a third party (other than Grantee’s employees and occasional guests) to occupy or use any portion of the Grantee Space or (b) otherwise assigning, transferring, mortgaging, pledging, hypothecating, encumbering or permitting a lien to attach to its interest under this Agreement (any such assignment, sublease or the like may sometimes be referred to herein as a “Transfer” and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”), without Grantor’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Except as provided in Section 10.1.1, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Grantor’s prior written consent and, at Grantor’s election, any Transfer or attempted Transfer shall constitute an Event of Default of this Agreement. Except as set forth in Section 10.5 below, Grantee expressly covenants and agrees not to enter into (and acknowledges and agrees that it has no right to enter into) any Transfer which expressly, implicitly, or effectively amounts to or is the equivalent of a sublease or other arrangement which creates a co-location between Grantee and any Transferee (any such Transfer a “Sub-Co-location Arrangement”) without the prior written consent of Grantor which, in such circumstances, may be granted or withheld by Grantor for any reason or for no reason in the exercise of Grantor’s sole and absolute discretion (and Grantee agrees that it shall be reasonable for Grantor to withhold its consent to any Transfer which would amount to or create the equivalent of a Sub-Co-location Arrangement).

10.1.1 Permitted Transfer. Notwithstanding anything to the contrary in this Agreement, Grantee may, without the consent of Grantor (and without being subject to Grantor’s rights under Section 10.3, below) assign its interests in this Agreement to (i) an Affiliate of Grantee Parent, or (ii) any assignee which acquires all or substantially all of the business of Grantee Parent whether by stock purchase, asset purchase or other transfer, or (iii) any public offering of the securities of Grantee Parent, or (iv) any merger or combination of Grantee Parent, Grantee, and/or any parent entity of the foregoing (each a “Permitted Transfer”). For purposes of the foregoing, a sale of those assets of Grantee Parent and the Telx Affiliates that generates ninety percent (90%) or more of the aggregate gross revenues of Grantee

Parent and the Telx Affiliates for the last full Grantee Parent fiscal year prior to any such sale shall be deemed to constitute a sale of “substantially all” of the assets of Grantee Parent and the Telx Affiliates. The term “Affiliate of Grantee Parent” as used herein shall mean any partnership, limited liability company, or corporation or other entity, directly or indirectly, which through one or more intermediaries, controls, is controlled by, or is under common control with Grantee Parent, and which entity has a Tangible Net Worth of not less than the Tangible Net Worth of Grantee Parent as of the date of the assignment to such entity. The term “Telx Affiliates” as used herein shall mean any individual, partnership, limited liability company, corporation, trust, real estate investment trust, association or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Grantee Parent. The term “control”, as used in the two (2) immediately preceding sentences shall mean with respect to a corporation the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled corporation or the power to elect a majority of its Board of Directors. The term “Tangible Net Worth” as used herein shall mean the excess of total assets over total liabilities (in each case, determined in accordance with GAAP) excluding from the determination of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

10.2 Notice to Grantor. If Grantee desires to make any Transfer (other than a Permitted Transfer, for which Grantee must notify Grantor within twenty (20) days after the occurrence of same), then at least twenty (20) days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the proposed Transfer, Grantee shall submit to Grantor a written request (a “Transfer Notice”) for Grantor’s consent, which notice shall include: (i) a statement containing: (a) the name and address of the proposed Transferee; (b) current, certified financial statements of the proposed Transferee, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Grantor to assist Grantor in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) all of the principal terms of the proposed Transfer; and (d) such other information and materials as Grantor may reasonably request (and if Grantor requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Grantor receives such additional information or materials) and (ii) one (1) original of the proposed assignment or other Transfer setting forth the major economic terms thereof on a form reasonably approved by Grantor and four (4) originals of the Grantor’s standard form of “Assignment and Assumption of Agreement and Consent” or other Transfer documentation executed by Grantee and the proposed Transferee. If Grantee modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Grantee shall re-submit such Transfer Notice to Grantor for its consent pursuant to all of the terms and conditions of this Article 10.

10.3	Intentionally Deleted.

10.4 No Release; Subsequent Transfers. No Transfer (whether or not a Permitted Transfer) will release Grantee from Grantee’s obligations under this Agreement or alter the primary liability of Grantee to pay the Colocation Fees and to perform all other obligations to be performed by Grantee hereunder, or will release Guarantor from Guarantor’s obligations under the Guaranty. In no event shall the acceptance of any payment by Grantor from any other person be deemed to be a waiver by Grantor of any provision hereof. Consent by Grantor to one Transfer will not be deemed consent to any subsequent Transfer. In the event of breach by any Transferee of Grantee or any successor of Grantee in the performance of any of the terms hereof, Grantor may proceed directly against Grantee without the necessity of exhausting remedies against such Transferee or successor. The voluntary or other surrender of this Agreement by Grantee or a mutual termination thereof shall not work as a merger and shall, at the option of Grantor, either (i) terminate all and any existing agreements effecting a Transfer, or (ii) operate as an assignment to Grantor of Grantee’s interest under any or all such agreements.

10.5 Colocation. Grantor acknowledges that the business to be conducted by the undersigned Grantee in the Colocation Premises requires the installation of certain equipment (described below) owned by customers or co-locators of the undersigned Grantee (“Permitted Licensees”) in the Colocation Premises, in order for the Permitted Licensees to place and maintain computer, switch and/or communications equipment which may interconnect with Grantee’s facilities and/or the Permitted Licensees’ facilities (the “Permitted Interconnection”). To expedite the Permitted Licensees’ access to the Colocation Premises for the Permitted Interconnection, Grantor expressly agrees that Grantee may, without Grantor’s further consent, license portions of the Colocation Premises to the Permitted Licensees for the sole purpose of the Permitted Interconnection pursuant to written agreements by and between Grantee and the Permitted Licensees (collectively, “Permitted Agreements”); provided, however, that (a) Grantee provides a list of contact information for such Permitted Licensees in a format that Grantor may reasonably alter from time-to-time, (b) Grantee pays to Grantor as Additional Colocation Fees Grantor’s prevailing fee for each Permitted Licensee (the “Access Card Fee”) for the purpose of providing the Permitted Licensee with access to the Colocation Premises, which Access Card Fee, as of the date of this Agreement, is $35 per access card and is subject to increases from time-to-time during the Term of this Agreement, and (c) the Permitted Licensee’s license of a portion of the Colocation Premises may not violate the terms of this Agreement or any Applicable Laws. Grantor expressly waives its right to prior review of such Permitted Agreements. Grantee’s Permitted Agreements with the Permitted Licensees may not affect, or provide any rights with respect to or to use in any manner, the Pathway as defined in Item 7 of the Basic Colocation Information or Grantee’s interconnections. The Permitted Licensees shall comply with all Applicable Laws and the Rules and Regulations. The Permitted Agreements and the Permitted Licensees’ rights thereunder shall be subject and subordinate at all times to the Agreement and all of its provisions, covenants and condition. Grantee hereby agrees to indemnify, defend, and hold harmless Grantor and the Grantor Group from and against (and to reimburse Grantor and the Grantor Group for) any and all Claims (defined in Section 14.2, below) arising from or in any manner relating to (i) any Permitted Agreement, (ii) the use or occupancy of the Grantee Space or any other portion of the Building or the Property by any Permitted Licensee or any person claiming by, through or under any Permitted Licensee, its partners, and their respective officers, agents, servants or employees of Grantee or any such person (collectively, the “Colocating Parties”), or (iii) the acts or omissions of any Permitted Licensee or any Colocating Parties. Anything to the contrary contained herein notwithstanding, Grantor and Grantee acknowledge and agree that Permitted Agreements shall not constitute, or be deemed to be, the grant of a leasehold interest or otherwise constitute, or be deemed to be, a real property interest.

11.	INTENTIONALLY DELETED.

12.	INTENTIONALLY DELETED.

13.	SURRENDER OF GRANTEE SPACE; HOLDING OVER.

13.1 Grantee’s Method of Surrender. Upon the expiration of the Term of this Agreement, or upon any earlier termination of this Agreement or the termination of Grantee’s right to possess the Grantee Space, Grantee shall, subject to the provisions of this Article 13 and Section 8.4, quit and surrender possession of the Grantee Space to Grantor in good working order and clean condition, reasonable wear and tear, and damages by Casualty (not caused by any Grantee Party) and Taking excepted. If Grantee fails to surrender the Grantee Space upon the expiration of this Agreement, or within sixty (60) days following any earlier termination of this Agreement or the termination of Grantee’s right to possess the Grantee Space in accordance with the terms of this Agreement, then Grantee shall indemnify, protect, defend and hold the Grantor Group harmless from, and shall reimburse Grantor for its first-party losses, costs and expenses in connection with, all Claims (including, without limitation, costs and expenses incurred by Grantor in returning the Grantee Space to the condition in which Grantee was to surrender and Claims made by any succeeding occupant founded on or resulting from Grantee’s failure to surrender the Grantee Space) arising out of or in any manner relating to such failure to quit and surrender possession of the Grantee Space to Grantor in the condition required hereunder upon such date.

13.2 Disposal of Grantee’s Personal Property. If any property not belonging to Grantor remains in the Grantee Space after the expiration of or within sixty (60) days after any earlier termination of the Term of this Agreement or the termination of Grantee’s right to possess the Grantee Space, Grantee shall be deemed to have abandoned such property and to have authorized Grantor to make such disposition of such property as Grantor may desire without liability for compensation or damages to Grantee in the event that such property is the property of Grantee; and in the event that such property is the property of someone other than Grantee, Grantee shall indemnify and hold Grantor harmless from all Claims arising out of, in connection with, or in any manner related to any removal, exercise or dominion over and/or disposition of such property by Grantor. Grantee shall pay to Grantor Base Colocation Fees at the holdover rates set forth in Section 13.3 below during such time as any property not belonging to Grantor remains in the Grantee Space after the expiration or earlier termination of the Term of this Agreement.

13.3	Intentionally Deleted.

13.4 Survival. The provisions of this Article 13 shall survive the expiration or early termination of this Agreement.

14.	WAIVER OF CLAIMS; INDEMNITY.

14.1 Waiver. To the fullest extent permitted by law, Grantee, as a material part of the consideration to Grantor, hereby assumes all risk of, and waives all claims it may have against the Grantor Group (as defined in the Basic Colocation Information) for damage to or loss of property (including, without limitation, loss of profits and intangible property) or personal injury or loss of life or other damages of any kind resulting from the Property, the Building, the Datacenter or the Grantee Space or any part thereof becoming out of repair, by reason of any repair or alteration thereof, or resulting from any accident within the Property, the Building, the Datacenter or the Grantee Space or on or about any space adjoining the same, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Property, the Building, the Datacenter or the Grantee Space, or any space adjoining the same, or the mechanical systems of the Building, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Grantee Space or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Grantee; provided, however, that such assumption and waiver shall not apply to the extent such claims are determined by a court of competent jurisdiction to have been proximately caused by the gross negligence or willful misconduct of Grantor or any other member of the Grantor Group. Grantee agrees that Grantor will not have any responsibility or liability for any damage to Grantee’s equipment or interruption of Grantee’s operations which is caused by any other tenant or occupant of the Datacenter, the Building or the Property or the employees, agents, contractors, technicians, representatives, customers, co-locators or invitees of any such tenant or occupant.

14.2	Indemnification.

14.2.1 Grantee’s Indemnification. Except to the extent caused by the gross negligence or willful misconduct of Grantor, Grantee hereby agrees to indemnify, defend, and hold harmless Grantor and the Grantor Group (as such term is defined in the Basic Colocation Information) from and against (and to reimburse Grantor and the Grantor Group for) any and all claims, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, attorneys’ fees, legal costs, and other costs and expenses of defending against any claims, actions, suits, or proceedings) (collectively, “Claims”) arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to): (i) the use or occupancy of the Grantee Space or any portion of the Datacenter, the Building or the Property by Grantee or any person claiming by, through or under Grantee or any other Grantee Party (not arising from the gross negligence or willful misconduct of Grantor or its employees, agents, contractors or invitees), or (ii) the negligence or willful omissions of Grantee or any Grantee Parties with respect to the Grantee Space, the Datacenter, the Building or the Property; provided, however, Grantee’s indemnification, defense and hold harmless obligations under this Section shall not extend to Claims covered by Grantor’s indemnity of Grantee in Section 14.2.2, below. In the event that any action or proceeding is brought against Grantor or any member of the Grantor Group by reason of any such Claim, Grantee, upon timely notice from Grantor, shall defend such action or proceeding at Grantee’s cost and expense by counsel reasonably approved by Grantor. Grantee’s obligations under this Section 14.2 shall survive the expiration or termination of this

Agreement as to any matters arising prior to such expiration or termination or prior to Grantee’s vacation of the Grantee Space and the Datacenter. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Grantee or Grantor. This indemnity provision shall survive the termination or expiration of this Agreement.

14.2.2 Grantor’s Indemnification. Subject to Sections 9.2 and 14.1, Grantor shall defend, indemnify, and hold harmless Grantee and the Grantee Parties (and to reimburse Grantee and any Grantee Parties) from and against all Claims to the extent arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to) the gross negligence or willful misconduct of Grantor or any member of the Grantor Group. In the event that any action or proceeding is brought against Grantee or any member of the Grantee Parties by reason of any such Claim, Grantor, upon timely notice from Grantee, shall defend such action or proceeding at Grantor’s cost and expense by counsel reasonably approved by Grantee. Grantor’s obligations under this Section 14.2 shall survive the expiration or termination of this Agreement as to any matters arising prior to such expiration or termination or prior to Grantee’s vacation of the Grantee Space and the Datacenter. Notwithstanding any provision to the contrary contained in this Section 14.2.2, nothing contained in this Section 14.2.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Grantee or Grantor. This indemnity provision shall survive the termination or expiration of this Agreement.

14.3 Consequential Damages. Except for the indemnification obligations expressly set forth in Section 13.3 and this Section 14.3, under no circumstances whatsoever shall Grantor or Grantee ever be liable under this Agreement for consequential damages, incidental damages, indirect damages, or special damages, or for loss of profit, loss of business opportunity or loss of income. The foregoing notwithstanding, with regard to each customer or other person or entity to which Grantee, any Grantee Affiliate, or any Transferee provides goods or services, which are in any way related to or associated with the use of the Grantee Space, including, but not limited to, those (now or hereafter) conducting transactions or other operations by or through or in connection with equipment located within the Grantee Space (collectively, “Grantee Space Customers”), Grantee hereby agrees to indemnify and hold Grantor and the other members of the Grantor Group harmless with regard to (and to reimburse Grantor and any other members of the Grantor Group for) any and all claims by, through, or under any Grantee Space Customer which are related to the use of the Grantee Space or equipment located within the Grantee Space, for, or with regard to, any and all types of consequential damages, incidental damages, indirect damages, or special damages, or for loss of profit, loss of business opportunity or loss of income related to any use of the Grantee Space or equipment located within the Grantee Space.

14.4 Liens. Notwithstanding anything to the contrary herein, in no event shall Grantee have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Grantee Space, the Building or the Property or against Grantor’s or Grantee’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Grantee, and Grantee shall fully pay the cost of any improvement or improvements made or contracted for by Grantee. Grantee shall require each contractor which it engages to perform any improvements or alterations within the Grantee Space or elsewhere in the Datacenter, the Building or the Property, to acknowledge and agree in writing that it is performing its work under its agreement with Grantee solely for the benefit of Grantee and that Grantee is not acting as Grantor’s agent. Any mechanic’s lien filed against the Grantee Space, the Datacenter, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Grantee, shall be duly discharged by Grantee within ten (10) business days after the filing of the lien.

14.5 Waiver of Grantor’s Lien. Grantor hereby expressly waives and releases any and all contractual liens and security interests or constitutional and/or statutory liens and security interests arising by operation of law to which Grantor might now or hereafter be entitled on the personal property of Grantee which Grantee now or hereafter places in or upon the Colocation Premises (except for judgment liens that may arise in favor of Grantor). The waiver and release contained herein shall not waive, release or otherwise affect any unsecured claim Grantor may now or hereafter have against Grantee.

15.	GRANTEE DEFAULT.

15.1 Events of Default By Grantee. Each of the following acts or omissions of Grantee or occurrences shall constitute an “Event of Default”:

15.1.1 Any failure or refusal by Grantee to timely pay any Colocation Fees or any other payments or charges required to be paid hereunder, or any portion thereof, within five (5) business days of notice that the same is due; provided, however, that Grantor shall not be required to send such written notice to Grantee more than twice in any twelve (12)-month period and after two (2) such written notices, Grantor shall have no obligation to give Grantee written notice of any subsequent default during the remainder of such twelve (12)-month period and Grantee’s failure or refusal to timely pay Colocation Fees or other sums due hereunder when due during the remainder of such twelve (12)-month period shall constitute an Event of Default.

15.1.2 Any failure by Grantee to perform or observe any other covenant or condition of this Agreement (including, without limitation, in the Rules and Regulations) to be performed or observed by Grantee (other than those described in Section 15.1.1, above or Sections 15.1.3, or 15.1.4, below) if such failure continues for a period of ten (10) days following written notice to Grantee of such failure; provided, however, that in the event Grantee’s failure to perform or observe any covenant or condition of this Agreement to be performed or observed by Grantee cannot reasonably be cured within ten (10) days following written notice to Grantee, Grantee shall not be in default if Grantee commences to cure same within the ten (10) day period and thereafter diligently prosecutes the curing thereof to completion within thirty (30) days following such written notice; provided, however, that Grantor shall not be required to send such written notice to Grantee more than three (3) times in any twelve (12)-month period for the same non-monetary default and after three (3) such written notices for the same non-monetary default, Grantor shall have no obligation to give Grantee written notice of the same non-monetary default during the remainder of such twelve (12)-month period and any subsequent occurrence of the same non-monetary default during the remainder of such twelve (12)-month period shall, at the election of Grantor, constitute an Event of Default.

15.1.3 The filing or execution or occurrence of any one of the following: (i) a petition in bankruptcy or other insolvency proceeding by or against Grantee, (ii) a petition or answer seeking relief under any provision of the Bankruptcy Act, (iii) an assignment for the benefit of creditors, (iv) a petition or other proceeding by or against Grantee for the appointment of a trustee, receiver or liquidator of Grantee or any of Grantee’s property, which proceeding or appointment is not dismissed within ninety (90) days, or (v) a proceeding by any governmental authority for the dissolution or liquidation of Grantee or any other instance whereby Grantee or any general partner of Grantee shall cease doing business as a going concern, which proceeding is not dismissed within ninety (90) days.

15.1.4 Any failure by Grantee to execute and deliver any statement or document described in either Article 11 or Section 12.1 requested to be so executed and delivered by Grantor within the time periods specified therein applicable thereto, where such failure continues for three (3) days after delivery of written notice of such failure by Grantor to Grantee.

The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2 Remedies. Upon the occurrence of any Event of Default by Grantee, Grantor shall have, in addition to any other remedies available to Grantor at law or in equity, the option to pursue any one or more of the remedies described in Section 1 of Exhibit “D” attached hereto and incorporated herein by this reference, each and all of which shall, subject to applicable law, be cumulative and nonexclusive, without any notice or demand whatsoever (and all of the other provisions of Section 1 of Exhibit “D” shall apply to an Event of Default by Grantee hereunder).

16.	LIMITATION OF GRANTOR’S LIABILITY.

16.1 Grantor Default. In the event that Grantor shall fail to perform any obligation of Grantor to be performed under this Agreement, Grantee’s sole and exclusive remedies for any such failure shall be an action for money damages, specific performance and/or injunctive relief (Grantee hereby waiving the benefit of any laws granting Grantee a lien upon the property of Grantor and/or upon rental due Grantor or granting Grantee a right to terminate this Agreement upon a default by Grantor); provided, however, that Grantor shall not be in default hereunder (and Grantee shall have no right to pursue any such claim for damages in connection with any such failure) unless and until Grantee shall have delivered to Grantor a written notice specifying such default with particularity, and Grantor shall thereafter have failed to cure such default within thirty (30) days (or, if the nature of Grantor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then not unless Grantor shall have failed to commence such performance of such cure within such thirty (30) day period and thereafter diligently pursue the same to completion). Notwithstanding the foregoing, in the event Grantor’s failure to perform an obligation of Grantor to be performed under this Agreement materially adversely affects Grantee’s use of the Grantee Space for the Permitted Use, Grantor shall commence to cure such default within ten (10) business days following receipt of written notice from Grantee of such default, and in the event of an emergency, shall commence to cure such default within twenty-four (24) hours following receipt of written notice from Grantee of such default, and shall diligently pursue the curing thereof to completion. Unless and until Grantor shall have so failed to so cure any such failure after such notice, Grantee shall not have any remedy or cause of action by reason thereof. Except as expressly set forth in this Agreement, in no event shall Grantee have the right to terminate the Agreement nor shall Grantee’s obligation to pay Base Colocation Fees or other charges under this Agreement abate based upon any default by Grantor of its obligations under the Agreement. All obligations of Grantor hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Grantor only during the period of Grantor’s possession of the Datacenter and not thereafter.

16.2 Grantor’s Liability. In consideration of the benefits accruing under this Agreement to Grantee and notwithstanding anything to the contrary in this Agreement or in any exhibits, riders, amendments, or addenda to this Agreement (collectively, the “Agreement Documents”), it is expressly understood and agreed by and between the parties to this Agreement that: (i) the recourse of Grantee or its successors or assigns against Grantor (and the liability of Grantor to Grantee, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Grantor of any representation, warranty, covenant, undertaking or agreement contained in any of the Agreement Documents, or (b) any matter relating to Grantee’s occupancy of the Grantee Space (collectively, the “Grantor’s Agreement Undertakings”), shall be limited solely to an aggregate amount not to exceed $20,000,000.00 (“Grantor’s Liability Cap”); (ii) except for the assets of Grantor, Grantee shall have no recourse against any assets of any member of the Grantor Group (as defined in the Basic Colocation Information); (iii) except as it relates to the assets of Grantor, no personal liability or personal responsibility of any sort with respect to any of Grantor’s Agreement Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, the Grantor Group, and (iv) at no time shall Grantor be responsible or liable to Grantee or any Grantee Party for any lost profits, lost economic opportunities or any form of consequential damages as the result of any actual or alleged breach by Grantor of Grantor’s Agreement Undertakings.

16.3 Transfer of Grantor’s Interest. Grantor shall have the right, from time to time, to assign its interest in this Agreement in whole or, to a wholly owned subsidiary, in part. Notwithstanding the foregoing, in connection with any assignment in part to a wholly-owned subsidiary, (i) Grantor shall provide a written notice to Grantee specifying the rights and obligations so assigned and (ii) Grantor shall guaranty the performance of the obligations assigned to such wholly-owned subsidiary; provided, however, Grantor’s maximum liability under such guaranty shall not exceed the maximum liability it would have had under this Agreement if such obligations had not been assigned. Grantor, and each successor to Grantor, shall be fully released from the performance of Grantor’s obligations under the Agreement Documents arising after the date of such transfer of Grantor’s interest in the Property to a third party, provided that Grantor’s transferee assumes all of Grantor’s obligations under the Agreement Documents. Provided that Grantor’s transferee assumes all obligations of Grantor under the Agreement Documents, Grantor shall not be liable for any obligation under the Agreement Documents arising after the date of such transfer of its interest in the Property, and Grantee agrees to look solely to the successor in interest of Grantor in and to this Agreement for all obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Grantee to secure the faithful performance of any of the covenants of this Agreement, Grantor may transfer or deliver said security, as such, to Grantor’s successor in interest and thereupon Grantor shall be discharged from any further liability with regard to said security.

17.	MISCELLANEOUS.

17.1 Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby.

17.2 Performance. The covenants and obligations of Grantee pursuant to this Agreement shall be independent of performance by Grantor of the covenants and obligations of Grantor pursuant to this Agreement. Grantee’s performance of each of its obligations under this Agreement shall be a condition precedent to the duty of Grantor to perform its obligations hereunder.

17.3 Attorneys’ Fees and Costs. If either Grantor or Grantee initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Agreement, then the non-prevailing party shall pay the prevailing party’s attorneys’ fees and costs (including, without limitation, all expense reimbursements, expert witness fees and litigation costs). In addition, if it should otherwise be necessary or proper for Grantor to consult an attorney concerning this Agreement (specifically, for the review of instruments evidencing a proposed Transfer, or the for the purpose of collecting Colocation Fees), Grantee agrees to pay to Grantor its actual attorneys’ fees whether suit be brought or not to the extent such fees exceed $500.00. If any member of the Grantor Group is made a party to any litigation instituted by Grantee against a party other than Grantor, or by a third party against Grantee, Grantee shall indemnify, hold harmless and defend such member of the Grantor Group from any and all Claims arising out or, in connection with, or in any manner related to such litigation, except for the extent to which such Claims arise as a result of the gross negligence or willful misconduct of any member of the Grantor Group.

17.4 Waiver of Right to Jury Trial. IN ORDER TO LIMIT THE COST OF RESOLVING ANY DISPUTES BETWEEN THE PARTIES, AND AS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, GRANTOR AND GRANTEE EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS AGREEMENT IN WHICH GRANTOR AND GRANTEE ARE ADVERSE PARTIES. THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

17.5 Headings; Time; Survival. The headings of the Articles, Sections and Exhibits of this Agreement are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Each of the parties hereto acknowledges that it has read and reviewed this Agreement and that it has had the opportunity to confer with counsel in the negotiation of this Agreement. Accordingly, this Agreement shall be construed neither for nor against Grantor or Grantee, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. In all instances where Grantee is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of Grantee accruing prior to the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, and Grantee shall promptly perform all such obligations whether or not this Agreement has expired.

17.6 Notices. Any notice which may or shall be given under the provisions of this Agreement shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, or (iii) facsimile (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Grantor, to the Building office and at the address specified in Item 16 of the Basic Colocation Information, or if for Grantee, at the address specified in Item 3 of the Basic Colocation Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) when delivered (if delivered by hand or personal service), (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, or (c) the date the facsimile is transmitted.

17.7 Governing Law; No Counterclaim; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. It is mutually agreed that in the event Grantor commences any summary proceeding for non-payment of Colocation Fees, Grantee will not interpose any counterclaim (other than any compulsory counterclaims) of whatever nature or description in any such proceeding. The foregoing shall not be construed to prevent Grantee from bringing a separate action related to such counterclaims. In addition, Grantee hereby submits to local jurisdiction in the state in which the Property is located and agrees that any action by Grantee against Grantor shall be instituted in the state in which the Property is located and that Grantor shall have personal jurisdiction over Grantee for any action brought by Grantor against Grantee in the state in which the Property is located.

17.8 Incorporation; Amendment; Merger. This Agreement, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Agreement by this reference, constitutes the entire and exclusive agreement between Grantor and Grantee relating to the Grantee Space and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Grantee Space are merged herein or revoked hereby.

17.9 Brokers. Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Agreement other than the brokers specified in Item 18 of the Basic Colocation Information. Grantor and Grantee shall each indemnify, defend (with legal counsel reasonably acceptable to the other) and hold harmless the other party from and against all Claims (including attorneys’ fees and all litigation expenses) related to any claim made by any other person or entity for any commission or other compensation in connection with the execution of this Agreement or the leasing of the Grantee Space to Grantee if based on an allegation that claimant dealt through the indemnifying party. The provisions of this Section 17.9 shall survive the termination of this Agreement.

17.10 Examination of Agreement. This Agreement shall not be binding or effective until each of the parties hereto have executed and delivered an original or counterpart hereof to each other.

17.11 Recordation. Unless required by law, neither Grantee nor any person or entity acting through, under or on behalf of Grantee shall record or cause the recordation of this Agreement, a short form memorandum of this Agreement or any reference to this Agreement.

17.12 Authority. Each of Grantor and Grantee represents to the other party that the person executing this Agreement on its behalf is duly authorized to execute and deliver this Agreement pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Agreement is being executed on its behalf and for its benefit.

17.13 Successors and Assigns. Except as otherwise provided in this Agreement, all of the covenants, conditions and provisions of this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

17.14 Force Majeure. A party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by any reason beyond the reasonable control of the party obligated to perform such obligations, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (collectively, “Force Majeure”). The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time it is delayed in performing such obligation by reason of any Force Majeure occurrence whether similar to or different from the foregoing types of occurrences.

17.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Grantor and Grantee other than licensor and licensee. Grantor shall have no obligations hereunder to any person or entity other than Grantee or any person or entity claiming through Grantee, and no other parties shall have any rights hereunder as against Grantor.

17.16 Access by Grantor. Grantor, Grantor’s agents and employees shall have the right to enter upon any and all parts of the Grantee Space at any reasonable time upon prior reasonable oral or written notice (except in the case of an emergency when as much prior notice as Grantor in good faith determines is practicable given the circumstances) to examine the condition thereof, to clean, to make any repairs, alterations or additions required to be made by Grantor hereunder, to show the Grantee Space to prospective purchasers, licensees or colocators or mortgage lenders (prospective or current), to determine whether Grantee is complying with all of its obligations under this Agreement, to exercise any of Grantor’s rights or remedies hereunder and for any other purpose deemed reasonable by Grantor. In connection with Grantor’s rights hereunder, Grantor shall at all times have and retain a key with which to unlock all of the doors in, on or about the Grantee Space, and Grantor shall have the right to use any and all means by which Grantor may deem proper to open such doors to obtain entry to the Grantee Space. Grantee hereby waives any claim for damages for any injury to Grantee’s business or inconvenience to, or interference with, Grantee’s business, any loss of occupancy or quiet enjoyment of the Grantee Space or any other loss occasioned by such entry, and Grantee shall not be entitled to any abatement or reduction of Colocation Fees by reason thereof, and no such entry to the Grantee Space shall be deemed or construed to be a forcible or unlawful entry into or a detainer of the Grantee Space or an eviction, actual or constructive, of Grantee from any part of the Grantee Space. Notwithstanding anything in Sections 17.16 and 17.17, any rules or regulations promulgated by Grantor or any maintenance schedule relative to Grantor’s access to the Grantee Space to the contrary, Grantor agrees that (except in the case of an emergency) Grantor’s access to the Colocation Premises shall be subject to Grantor’s compliance with the procedures required by Grantee (“Grantee’s Security Procedures”), provided that (i) Grantor has received written notice of Grantee’s Security Procedures and any changes thereof, and (ii) Grantee’s Security Procedures (as amended from time to time by Grantee) do not interfere with Grantor’s ability to perform, or increase the cost to Grantor to perform, Grantor’s obligations under this Agreement or any other lease demising premises in the Building. Grantee shall deliver written notice of the changes to Grantee’s Security Procedures to Grantor at Grantor’s address for notices as provided herein. Notwithstanding anything herein to the contrary, except for emergencies, Grantor shall use reasonable efforts to minimize disruption of Grantee’s business or occupancy during such entries.

17.16.1 Carrier Service Area. For the avoidance of doubt, Grantor and Grantee acknowledge and agree that, notwithstanding the installation of any Grantee Security System, Grantor shall have the right to access the Carrier Room Area, which is expressly not included in Conditioned Space-C, at all times during the Term of this Agreement. Grantor and Grantee acknowledge that the Carrier Room Area is not included in the Grantee Space, and the parties agree that Grantor shall have the right to secure the Carrier Room Area from the balance of the Datacenter.

17.17 Rights Reserved by Grantor. Grantor reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Agreement) and without being deemed an eviction or disturbance of Grantee’s use or possession of the Grantee Space or giving rise to any claim for set-off or abatement of Colocation Fees: (i) to install, affix and maintain all signs on the exterior and/or interior of the Datacenter; (ii) intentionally deleted; (iii) intentionally deleted; (iv) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Datacenter; (v) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Grantee Space and which serve other parts or other tenants or occupants of the Building and/or the Property, provided, however, that Grantor agrees that, with regard to the installation of new water pipes, Grantor shall use commercially reasonable efforts to install such pipes in locations that do not travel in the Grantee Space directly over Grantee’s systems and/or other computer equipment; (vi) to retain at all times master keys or pass keys to the Grantee Space; (vii) intentionally deleted; (viii) to install fencing, demising walls and/or doors to secure the Carrier Room Area, as determined by Grantor in its reasonable discretion, and (ix) the absolute right to license space for use in the Demised Premises as Grantor, in its sole business judgment, shall determine is in the best interests of the Demised Premises (and Grantor does not represent and Grantee does not rely upon any specific type or number of tenants, licensees or occupants occupying any space in the Datacenter and the Demised Premises during the Term of this Agreement). Notwithstanding the foregoing, Grantor’s ability to exercise its rights pursuant to clauses (iii), (v) and (vii), above, shall be conditioned upon such exercise by Grantor not having a material adverse effect on Grantee’s or the Permitted Licensees’ use or occupancy of the Colocation Premises.

17.18 Counterparts; Execution by Facsimile. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Grantor and Grantee agree that the delivery of an executed copy of this Agreement by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.

17.19 Confidentiality. Each party agrees that (i) the terms and provisions of this Agreement are confidential and constitute proprietary information of the parties and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Agreement to any other person without first obtaining the prior written consent of the other party, except that each party shall have the right to disclose such information for valid business, legal and accounting purposes and/or if advisable under any applicable securities laws regarding public disclosure of business information. The foregoing notwithstanding, either party (or both parties) may post a press release or press releases, that discloses the fact that Grantor and Grantee have entered into a colocation agreement; provided that same does not disclose the location, economics or square footage related hereto. Any references in such press release or press releases, in excess of the fact that Grantor and Grantee have entered into a colocation agreement, require approval by both parties, which either party may withhold in its sole and absolute discretion.

17.20 Incorporation of Exhibits. All of the terms and conditions of all of the Exhibits to this Agreement are hereby incorporated into this Agreement.

17.21 Financial Statements. Within ten (10) days after Grantor’s written request therefore, Grantee must deliver to Grantor the current audited annual financial statements of Grantee, including an opinion of a certified public accountant, a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied (collectively, Grantee’s “Financial Statements”). If Grantee does not then have its Financial Statements audited, Grantee must forward unaudited Financial Statements certified by Grantee’s chief financial officer as true, complete and correct in all material respects. Grantee’s failure to timely comply with this Section 17.21 shall be an Event of Default hereunder. Grantor hereby agrees to maintain Grantee’s Financial Statements as proprietary and confidential and agrees not to disclose Grantee’s Financial Statements to any third party other than any lender, mortgagee, or prospective purchaser of the Building, the Underlying Lease and/or the Demised Premises, and Grantor’s attorneys, accountants and similar business advisors. Notwithstanding the foregoing, this Section 17.21 shall not apply to Grantee if, and so long as, (i) the entity named as “Grantee” under this Agreement is a publicly traded entity that is traded on a nationally recognized stock exchange, and/or (ii) the Guaranty is in full force and effect and there is no default by Guarantor thereunder. For the avoidance of doubt, in the event that (a) the Guarantee is not in full force and effect or there exists a default by Guarantor thereunder, and (b) the entity that is named as “Grantee” under this Agreement is merely an affiliate or subsidiary of an entity that is publicly traded on a nationally recognized stock exchange (i.e., the entity that is named as “Grantee” under this Agreement is not an entity that is (itself) actually publicly traded on a nationally recognized stock exchange), then Grantee’s obligation to provide its Financial Statements, in accordance with this Section 17.21, shall remain in effect - the publicly traded nature of its parent or affiliate notwithstanding.

17.22 Subject to Underlying Lease. Notwithstanding anything contained in this Agreement to the contrary (including that which is contained in Article 12 hereof), this Agreement and Grantor’s obligations hereunder (including the obligation to provide Grantee the right to use the Grantee Space during the Term of this Agreement) are subject and subordinate, in all events, to the terms and conditions of the Underlying Lease. Grantor shall (a) comply with all of its obligations, in a timely fashion, under the Underlying Lease, (b) not surrender the Datacenter prior to the expiration of the Underlying Lease, except in the event of a Casualty or a Taking, (c) not agree to an early termination of the Underlying Lease, except in the event of a Casualty or a Taking, and (d) otherwise maintain the Underlying Lease in full force and effect during the Term of this Agreement, except in the event of a Casualty or a Taking. Additionally, Grantor agrees to use reasonable efforts to enforce the obligations of 111 Chelsea, to the extent that such obligations affect Grantee’s express rights under this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

GRANTOR:

DIGITAL CHELSEA, LLC,

a Delaware limited liability company,

By:	Digital Above, L.L.C., a Delaware limited liability company, its sole member

By:	Digital Services, Inc., a Maryland corporation its sole member

By:	/s/ Chun M. Lee
Name:	Chun M. Lee
Title:	Vice President

Date:	September 27, 2010

GRANTEE:

TELX – NEW YORK 111 8TH, LLC, a Delaware limited liability company

By:	/s/ J. Todd Raymond

Name:	J. Todd Raymond

Title:	Co-Manager

Date:	September 22, 2010

EXHIBIT “A”

DEPICTION OF CONDITIONED SPACE-A, CONDITIONED SPACE-B, CONDITIONED

SPACE-C, UNCONDITIONED SPACE-A, UNCONDITIONED SPACE-B, AND CARRIER ROOM

AREA

EXHIBIT “B”

INSURANCE REQUIREMENTS

Policies

A. Commercial general liability insurance (including contractual liability):	$2,000,000 single limit; $5,000,000 aggregate limit

B. “All Risk” Personal Property Insurance:	Full replacement value of Grantee’s Personal Property.

C. Workers’ Compensation Insurance:	in accordance with the laws of the state in which the Property is located, and Employer’s Liability insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease - Policy Limit.

Requirements:

All insurance required under this Agreement shall be issued by insurers with a “General Policyholders Rating” of at least A-, X, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the state in which the Property is located. The commercial general liability policies procured hereunder shall name the Grantor Group (as defined in the Basic Colocation Information) and Grantor’s managing agent as additional insureds. Prior to occupying the Grantee Space and upon subsequent requests of Grantor, Grantee shall submit to Grantor evidence that Grantee has the insurance policies required hereunder in effect and, if requested by Grantor, shall provide Grantor with certificates of insurance evidencing such policies. All insurance policies procured hereunder shall contain a provision stating that the insurer shall endeavor to provide at least thirty (30) days written notice to Grantor and all others named as additional insureds prior to any cancellation or material modification of such policy. If Grantee does not deliver to Grantor a certificate or other proof of renewal or coverage from another insurance carrier prior to the expiration dates of each expiring policy, Grantor may give written notice to Grantee of such failure and if Grantee does not obtain such insurance within five (5) business days of receipt of such notice, Grantor may obtain such insurance on behalf of Grantee, and Grantee shall, within ten (10) business days after Grantor’s demand therefor, pay to Grantor an amount equal to the cost of such insurance policies plus an administrative surcharge of five percent (5%). All of Grantee’s insurance policies with respect to the Grantee Space shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Grantee’s waiver of claims with respect to the Grantor Group set forth in Sections 9.2 and 14.1 of this Agreement.

EXHIBIT “C”

DESCRIPTION OF PATHWAY

Phase I Period: Subject to the terms of Exhibit “L”, during the Phase I Period, the “Pathway” shall consist of all conduits, cables, and fibers connecting the IDFs in Conditioned Space-A (as set forth on Exhibit “A”) to the Carrier Room Area as of the Commencement Date (the “Phase I Pathways”). Grantor agrees to provide Grantee with a complete description of the Phase I Pathways (the “PI Pathway Description”) on or before the Commencement Date. Grantor and Grantee hereby agree that, upon Grantor’s delivery of notice of the PI Pathway Description to Grantee, the PI Pathway Description shall, at such point, be deemed to represent a complete and conclusive description of the Phase I Pathways.

Phase II Period: Subject to the terms of Exhibit “L”, during the Phase II Period, the “Pathway” shall consist of the Phase I Pathways, together with all conduits, cables, and fibers connecting the IDFs in Conditioned Space-B (as set forth on Exhibit “A”) to the Carrier Room Area as of the Phase II Expansion Date (the “Phase II Pathways”). Grantor agrees to provide Grantee with a complete description of the Phase II Pathways (the “PII Pathway Description”) on or before the Phase II Expansion Date. Grantor and Grantee hereby agree that, upon Grantor’s delivery of notice of the PII Pathway Description to Grantee, the PII Pathway Description shall, at such point, be deemed to represent a complete and conclusive description of the Phase II Pathways.

Phase III Period: Subject to the terms of Exhibit “L”, during the Phase III Period, the “Pathway” shall consist of the Phase I Pathways and the Phase II Pathways, together with all conduits, cables, and fibers connecting the IDF in Conditioned Space-C (as set forth on Exhibit “A”) to the Carrier Room Area as of the Phase III Expansion Date (the “Phase III Pathways”). Grantor agrees to provide Grantee with a complete description of the Phase III Pathways (the “PIII Pathway Description”) on or before the Phase III Expansion Date. Grantor and Grantee hereby agree that, upon Grantor’s delivery of notice of the PIII Pathway Description to Grantee, the PIII Pathway Description shall, at such point, be deemed to represent a complete and conclusive description of the Phase III Pathways.

EXHIBIT “D”

NEW YORK STATE LAW PROVISIONS

1.	Remedies For Events Of Default

1.1 This Agreement and the Term and rights hereby granted to Grantee are subject to the limitation that if and whenever any Event of Default shall occur, Grantor may at any time thereafter give to Grantee a notice of termination of this Agreement setting forth a termination date three (3) days from the date of the giving of such notice, and, upon the giving of such notice, this Agreement and the term and rights hereby granted (whether or not the Term of the Agreement shall theretofore have commenced) shall expire and terminate upon the expiration of said three (3) days with the same effect as if that day were the date hereinbefore set for the expiration of the Term of the Agreement, but Grantee shall remain liable for damages as provided in Section 2 below.

1.2 If an Event of Default shall have occurred, Grantor and/or Grantor’s agents and employees, whether or not this Agreement shall have been terminated pursuant to this Exhibit “D” may, without notice to Grantee, immediately or at any time thereafter re-enter into or upon the Grantee Space or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, to the extent legally permitted, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons or property therefrom, to the end that Grantor may have, hold and enjoy the Grantee Space again as and of its first estate and interest therein. The words “re-enter”, “re-entry” and “re-entered” as used in this Agreement are not restricted to their technical legal meanings. In the event of any termination of this Agreement under the provisions of this Exhibit “D” or in the event that Grantor shall re-enter the Grantee Space under the provisions of this Exhibit “D” or in the event of the termination of this Agreement (or of re-entry and replacement of Grantee) by or under any summary dispossess or other proceeding or action or any provision of law, Grantee shall thereupon pay to Grantor the Base Colocation Fees, Additional Colocation Fees and any other charges payable hereunder by Grantee to Grantor up to the time of such termination of this Agreement, or of such recovery of possession of the Grantee Space by Grantor, as the case may be, plus the expenses incurred or paid by Grantor in terminating this Agreement or of re-entering the Grantee Space and securing possession thereof, including actual attorneys’ fees and costs of removal and storage of Grantee’s property, and Grantee shall also pay to Grantor damages as provided in Section 2 below.

1.3 In the event of the re-entry into the Grantee Space by Grantor under the provisions of this Exhibit “D”, and if this Agreement shall not be terminated, Grantor may (but shall have absolutely no obligation to do so), not in Grantor’s own name, but as agent for Grantee, grant to a third party the right to use the whole or any part of the Grantee Space for any period equal to or greater or less than the remainder of the remaining original term of this Agreement, for any sum which Grantor may deem suitable, including colocation fees concessions, and for any use and purpose which Grantor may deem appropriate. Such reletting may include any improvements, personalty and trade fixtures remaining in the Grantee Space.

1.4 In the event of a breach or threatened breach on the part of Grantee with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Grantee to be kept, observed or performed, Grantor shall also have the right to obtain injunctive relief.

1.5 In the event of (i) the termination of this Agreement under the provisions of this Exhibit D or (ii) the re-entry of the Grantee Space by Grantor under the provisions of this Exhibit “D”, or (iii) the termination of this Agreement (or re-entry and replacement of Grantee) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Grantee, Grantor shall be entitled to retain all monies, if any, paid by Grantee to Grantor, whether as advance colocation fees, security deposit or otherwise, but such monies shall be credited by Grantor against any Base Colocation Fees, Additional Colocation Fees or any other charge due from Grantee at the time of such termination or replacement of Grantee or, at Grantor’s option, against any damages payable by Grantee under Section 2 of this Exhibit “D” or pursuant to law.

1.6 The specified remedies to which Grantor may resort under this Agreement are cumulative and concurrent, and are not intended to be exclusive of each other or of any other remedies or means of redress to which Grantor may lawfully be entitled at any time, and Grantor may invoke any remedy allowed under this Agreement or at law or in equity as if specific remedies were not herein provided for, and the exercise by Grantor of any one or more of the remedies allowed under this Agreement or in law or in equity shall not preclude the simultaneous or later exercise by the Grantor of any or all other remedies allowed under this Agreement or in law or in equity.

2.	Damages

2.1 In the event of any termination of this Agreement under the provisions hereof or under any summary dispossess or other proceeding or action or any provision of law, or in the event that Grantor shall re-enter the Grantee Space under the provisions of this Agreement, Grantee shall pay to Grantor as damages, at the election of Grantor, either:

(i) a sum which at the time of such termination of this Agreement or at the time of any such replacement of Grantee by Grantor, as the case may be, represents the then value of the excess, if any, of (a) the aggregate of the installments of Base Colocation Fees and the Additional Colocation Fees (if any) which would have been payable hereunder by Grantee, had this Agreement not so terminated, for the period commencing with such earlier termination of this Agreement or the date of any such replacement of Grantee, as the case may be, and ending with the date hereinbefore set for the expiration of the full term hereby granted over (b) the aggregate colocation license value of the Grantee Space for the same period (the amounts of each of clauses (a) and (b) being first discounted to present value at an annual rate equal to the then prevailing discount rate announced by the Federal Reserve Bank); or

(ii) sums equal to the aggregate of the installments of Base Colocation Fees and Additional Colocation Fees (if any) which would have been payable by Grantee had this Agreement not so terminated, or had Grantor not so re-entered the Grantee Space and replaced Grantee, payable upon the due dates therefor specified herein following such termination or such replacement of Grantee by Grantor and until the date herein before set for the expiration of the full term hereby granted; provided, however, that if Grantor shall grant any third party the right to use the Grantee Space during said period, Grantor shall credit Grantee with the net colocation fees received by Grantor from such third party’s use, such net fees to be determined by first deducting from the gross fees as and when received by Grantor from such use the expenses incurred or paid by Grantor in terminating this Agreement and of re-entering the Grantee Space and of securing possession thereof, including actual attorneys’ fees and costs of removal and storage of Grantee’s property, as well as the expenses of re-using the space, including repairing, restoring and improving the Grantee Space for new occupants, brokers’ commissions, advertising costs, actual attorneys’ fees and disbursements, and all other similar or dissimilar expenses chargeable against the Grantee Space and the fees therefrom in connection with such re-use, it being understood that such re-use may be for a period equal to or shorter or longer than the remaining term of this Agreement; and provided further, that (a) in no event shall Grantee be entitled to receive any excess of such net fees over the sums payable by Grantee to Grantor under this Agreement, (b) in no event shall Grantee be entitled in any suit for the collection of damages pursuant to this Subdivision (ii) to a credit in respect of any net fees from a third party’s use except to the extent that such net fees are actually received by Grantor prior to the commencement of such suit, and (c) if the Grantee Space or any part thereof should be re-used in combination with other space, then proper apportionment on a square foot area basis shall be made of the colocation fees received from such re-use and of the expenses of re-using the space, or if re-used for a period longer than the remaining term of this Agreement, the expenses of re-using shall be apportioned based on the respective periods.

2.2 For the purposes of Subdivision 2.1(i) of this Exhibit “D”, the amount of Additional Colocation Fees which would have been payable by Grantee for each year, as therein provided,

ending after such termination of this Agreement or such replacement of Grantee by Grantor, shall be deemed to be an amount equal to the amount of such Additional Colocation Fees payable by Grantee for the calendar year ending immediately preceding such termination of this Agreement or such replacement of Grantee by Grantor. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Grantor from time to time at Grantor’s election, and nothing contained herein shall be deemed to require Grantor to postpone suit until the date when the term of this Agreement would have expired if it had not been terminated under the provisions of this Exhibit “D”, or under any provision of law, or had Grantor not re-entered the Grantee Space and replaced Grantee.

2.3 Nothing contained in this Exhibit “D” shall be construed as limiting or precluding the recovery by Grantor against Grantee of any payments or damages to which, in addition to the damages particularly provided above, Grantor may lawfully be entitled by reason of any default hereunder on the part of Grantee. The failure or refusal of Grantor to grant a license to use the Grantee Space or any part or parts thereof to a third party, or the failure of Grantor to collect the colocation fees thereof under such re-use, shall not release or affect Grantee’s liability for damages.

2.4 Grantee hereby knowingly and voluntarily waives, after advice of competent counsel, any duty of Grantor (and any affirmative defense based upon such duty) following any default to mitigate Grantor’s damages arising from such default. Notwithstanding the foregoing, Grantor agrees to use commercially reasonable efforts to mitigate its damages in connection with a default by Grantee.

3.	Waiver of Right of Redemption

Grantee, for Grantee, and on behalf of any and all persons claiming through or under Grantee, including creditors of all kinds, does here by waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Grantee Space, or to have a continuance of this Agreement for the term hereby demised, after Grantee shall be dispossessed or ejected therefrom by process of law or under the terms of this Agreement or after the expiration or termination of this Agreement as herein provided or pursuant to law. Grantee also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossess of an occupant for non-payment of colocation fees, and of any other law of like import now or hereafter in effect. In the event that Grantor shall commence any summary proceeding for non-payment of colocation fees or for holding over after the expiration or sooner termination of this Agreement, Grantee shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding (except as expressly provided in Section 17.7 of this Agreement).

4.	Grantor’s Right to Cure

4.1 If Grantee shall default in the observance or performance of any term, covenant, provision or condition on Grantee’s part to be observed or performed under or by virtue of any of the terms or provisions in this Agreement, then, unless otherwise provided elsewhere in this Agreement, Grantor may immediately or at any time thereafter and upon notice to Grantee perform the obligation of Grantee thereunder, and if Grantor, in connection therewith or in connection with any default by Grantee in the covenant to pay Base Colocation Fees or Additional Colocation Fees hereunder, shall make any expenditures or incur any obligations for payment of money, including court costs and actual attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding, then such fees, disbursements, costs and expenses so paid or obligations incurred shall be Additional Colocation Fees to be paid by Grantee to Grantor, upon demand, with interest thereon at an annual rate (the “Interest Rate”) equal to the lesser of: (a) the then prevailing prime rate (which, for the purposes hereof, includes any equivalent or successor interest rate, however denominated) of interest for unsecured ninety-day loans by Citibank, N.A. (or The Chase Manhattan Bank, N.A., if Citibank, N.A. shall not then have an established prime rate; or the prime rate of any major banking institution doing business in New York City, as selected by Grantor, if neither of the aforementioned banks shall be in existence or have an established prime rate) plus four (4) percentage points, or (b) the maximum rate allowed by law. Any interest payable by Grantee pursuant to this Agreement at the Interest Rate shall be calculated from the day such expenditure is made or obligation is incurred until the date when such payment is finally and completely paid by Grantee to Grantor.

4.2 Bills for any property, material, labor or services provided, furnished or rendered, or caused to be provided, furnished or rendered, by Grantor to Grantee, may be sent by Grantor to Grantee monthly (or immediately, at Grantor’s option), and shall be due and payable by Grantee as Additional Colocation Fees within ten (10) days after the same shall be sent to Grantee by Grantor. If Grantor shall commence a summary proceeding against Grantee for non-payment of colocation fees, Grantee shall reimburse Grantor as Additional Colocation Fees for Grantor’s actual attorneys’ fees and expenses, both if judgment is awarded for Grantor, or if Grantee makes the payment subsequent to service of process but prior to entry of judgment. If Grantee or any sub-colocating party of Grantee shall request Grantor’s consent to any matter that requires Grantor’s consent under this Agreement and if Grantor (in Grantor’s sole discretion) shall refer the matter to Grantor’s attorneys or other professionals or consultants, then, whether or not such consent shall be granted, Grantee shall reimburse Grantor for the reasonable fees and disbursements incurred by Grantor in connection therewith as Additional Colocation Fees within ten (10) days after a bill therefor shall have been rendered.

5.	Survival

The provisions of Sections 1 through 5 this Exhibit “D” shall survive the expiration or sooner termination of this Agreement.

6.	Express Provision to the Contrary under Section 223-a of the Real Property Law of the State of New York

Supplementing the provisions of Article 2 of this Agreement, the parties hereto agree that Article 2 of this Agreement constitutes an express provision as to the time at which Grantor shall deliver possession of the Grantee Space to Grantee, and Grantee hereby waives any rights to rescind this Agreement which Grantee might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York, or pursuant to any other law of like import now or hereafter in force.

7.	Express Agreement Governing Damage or Destruction of the Building or the Datacenter

Supplementing the provisions of Section 9.1 of this Agreement, the parties hereby agree that, this Agreement shall be considered an express agreement governing any case of damage to or destruction of the Building or the Datacenter or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York (providing for such a contingency in the absence of express agreement), and any other law of like import now or hereafter in force, shall have no application in such case.

8.	No violation of Section 202 of the Labor Law

Supplementing the provisions of Section 8.2 of this Agreement, Grantee shall not clean, or permit, suffer or allow to be cleaned, any windows in the Grantee Space from the outside in violation of Section 202 of the Labor Law or any other Applicable Laws.

9.	Grantee’s Waiver of Section 2201 of the New York Civil Practice Law and Rules

Grantee expressly waives, for itself and for any person claiming by, through or under Grantee, any rights which Grantee or any such persons may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules, and of any successor law of like import then in force, in connection with any summary holdover proceedings which Grantor may institute to enforce the provisions of Article 13 of this Agreement.

10.	Consent to Jurisdiction

Supplementing the provisions of Section 17.7 of this Agreement, Grantor and Grantee, any sub-colocating party, and any guarantor of Grantee’s obligations under this Agreement, hereby expressly consent to the jurisdiction of the Civil Court of the City of New York and the Supreme Court of the State of New York with respect to any action or proceeding between Grantor and Grantee or such party with respect to this Agreement or any rights or obligations of either party pursuant to this Agreement, and each of such sub-colocating party, guarantor, Grantor and Grantee agrees that venue shall lie in New York County. Grantee and any sub-colocating party further waive any and all rights to commence any such action or proceeding against Grantor before any other court.

EXHIBIT “E”

A.	Meter Installations. Grantor shall cause:

-         The installation of the Electrical Metering Equipment in accordance with the terms of Section 3.5 of the Lease (the “Meter Installations”).

B. Capital Replacement Installations. For the purposes of this Lease, (a) the term “Grantor’s Electrical Infrastructure” shall mean and refer to the Grantor-owned (i.e., not owned by the utility provider, the Building owner or any other third party) electrical equipment (including the Back-Up Power equipment) that serves the Grantee Space; and (b) the term “Grantor’s HVAC Infrastructure” shall mean and refer to the Grantor-owned (i.e., not owned by the utility provider, the Building owner or any other third party) heating, ventilation and air conditioning equipment (including the CRAC units) that serves the Grantee Space. In the event that (i) Grantor determines that the replacement of any or all of Grantor’s Electrical Infrastructure or Grantor’s HVAC Infrastructure (collectively, “Grantor’s Infrastructure Equipment”) is reasonably necessary in order to properly maintain the service levels that are being provided to Grantee hereunder; and/or (ii) Grantee reasonably requests that any or all of Grantor’s Infrastructure Equipment be replaced, Grantor agrees to undertake to procure and install the applicable replacement items of Grantor’s Infrastructure Equipment (the procurement and installation of each such replacement item of Grantor’s Infrastructure Equipment is referred to herein as a “Capital Replacement Installation”). Grantor and Grantee agree that (x) such installations shall be undertaken at a time that is mutually agreed to by Grantor and Grantee in writing; and (y) no interruptions of electrical power or interruptions of HVAC services occurring during such installations (which shall include the period occurring until such equipment is successfully commissioned and placed into operation) shall be deemed to be Interruptions of Grantor’s Services hereunder.

C. Conceptually Pre-Approved Capital Replacement Installations. Grantor and Grantee agree that Grantee has, prior to the Effective Date, requested certain Capital Replacement Installations. Grantor does hereby provide its pre-approval, in concept, as it relates to the Capital Replacement Installations regarding portions of Grantor’s Electrical Infrastructure, as described, in schematic form, on Exhibit “E-1”, attached hereto (the “Conceptually Pre-Approved Capital Replacement Installations”). However, Grantor and Grantee acknowledge that such pre-approval only represents approval by Grantor with regard to the concept of such alterations, and that such Conceptually Pre-Approved Capital Replacement Installations remain subject to (a) Grantor’s review and approval with regard to the detailed plans and specifications for same, and (b) consent with regard to the Conceptually Pre-Approved Capital Replacement Installations by 111 Chelsea, to the extent that such consent is required under the terms of the Underlying Lease. Additionally, for the avoidance of doubt, Grantor and Grantee acknowledge that the Conceptually Pre-Approved Capital Replacement Installations, once commenced, will have the effect of invalidating the electricity-related standards set forth in items 1-3 of Exhibits “F-1”, “F-2” and “F-3”. As such, Grantor and Grantee agree that, in addition to items (a) and (b) above, the parties must also (prior to such work being undertaken) execute an amendment to this Agreement, which accounts for appropriate modifications of the aforementioned items and exhibits, and accounts for appropriate treatment of Interruptions of Grantor’s Services that may occur during the performance, and/or as a result, of such installations.

EXHIBIT “E-1”

CONCEPTUALLY PRE-APPROVED CAPITAL REPLACEMENT INSTALLATIONS

Grantee desires for Capital Replacement Installations related to Grantor’s Existing Electrical Infrastructure (see Exhibit “E-1-2”, attached hereto) to be performed, in accordance with the scope and schedule attached as Exhibit “E-1-1”, causing the changes in such infrastructure to occur as set forth in Exhibit E-1-3”, attached hereto, in order for Grantor’s Electrical Infrastructure to be substantially as shown on Exhibit “E-1-4”, attached hereto.

EXHIBIT “E-1-1”

CONCEPTUALLY PRE-APPROVED CAPITAL REPLACEMENT INSTALLATIONS –

SCHEDULE AND SCOPE

EXHIBIT “E-1-2”

CONCEPTUALLY PRE-APPROVED CAPITAL REPLACEMENT INSTALLATIONS –

EXISTING ELECTRICAL INFRASTRUCTURE

EXHIBIT “E-1-3”

CONCEPTUALLY PRE-APPROVED CAPITAL REPLACEMENT INSTALLATIONS –

EQUIPMENT PLAN

EXHIBIT “E-1-4”

CONCEPTUALLY PRE-APPROVED CAPITAL REPLACEMENT INSTALLATIONS –

MODIFIED ELECTRICAL INFRASTRUCTURE

EXHIBIT “F-I”

PHASE I PERIOD SERVICE LEVELS

EXHIBIT “F-II”

PHASE II PERIOD SERVICE LEVELS

EXHIBIT “F-III”

PHASE III PERIOD SERVICE LEVELS

EXHIBIT “G”

INTENTIONALLY OMITTED

EXHIBIT “H”

DATACENTER RULES AND REGULATIONS

Datacenter

Rules and Regulations

OPERATION AND MAINTENANCE GUIDE

SECTION 11102: TURN-KEY DATACENTER™ RULES & REGULATIONS	1
THE PURPOSE OF THESE STANDARDS	1
DEFINITION OF MISSION CRITICAL AREAS	1
UNPLANNED OUTAGES: INNOCENT ACTIVITIES/SERIOUS PROBLEMS	1
GENERAL RULES	2
ACCESS POLICY	2
Access for Employees	3
Vendors/Contracts Access	3
Emergency Access	3
Security	3
Smoke, Odor, Dusty Work Including Heat Guns	4
Removing Raised Floor Tiles	5
Removing Ceiling Tiles	5
Perform Any Work Under The Raised Flooring	6
Hammer Drilling	6
CABLE INSTALLATIONS	6
Communications cables LABELING STANDARD	7
ELECTRICAL DISTRIBUTION	7
FIRE ALARM/SUPRESSION SYSTEMS	8
Fire Suppression Systems	8
Fire Detection Systems	8
HVAC STANDARDS	8
CABINET//CAGE ACCESS & SIGNAGE STANDARDS	9
DELIVERIES	9
Work Scheduling and Preparation	9
GENERAL Safety Practices	11
EQUIPMENT INSTALLATION	11
Connection & Addition Of Material	11
HOUSEKEEPING	11
TRASH REMOVAL	12
EMERGENCY POWER-OFF (EPO)	12
APPROVED LABELING AND BINDING MATERIALS	12

i

OPERATION AND MAINTENANCE GUIDE

SECTION 11102: TURN-KEY DATACENTER™

RULES & REGULATIONS

2.	THE PURPOSE OF THESE STANDARDS

This section applies to properties that are managed and operated by Digital Realty Trust (DLR) along with their providers. These Rules and Regulations are highly recommended, for locations where customers manage the sites, but are not required.

A.	In order to achieve our goal of NO UNPLANNED OUTAGES, it is vital that everyone that enters the Turn-Key Datacenter™ understand and follow the information provided in this document.

B.	This document will provide you with the following:

1.	An awareness of the critical nature of the Turn-Key Datacenter™ environment

2.	An understanding of the need to follow the rules and regulations when working at these sites

3.	The extra care you must take in performing all activities, even the most routine duties

4.	Who to call before you start and if you encounter a problem

3.	DEFINITION OF MISSION CRITICAL AREAS

A.	All DLR Turn-Key Datacenter™ are designated as Mission Critical Areas,

B.	A Mission Critical Area consists of all areas, rooms, systems and equipment associated with network and data processing operations including Meet-Me-Rooms, Point of Presence Rooms, and Turn-Key Datacenter spaces. These are typically always on raised floor with precision air conditioning and redundant electrical power. They also include the UPS modules, heat rejection systems, electrical distribution systems, and the computer equipment that depends on it.

C.	Mission Critical Areas need to maintain continuous up-time for all primary systems: 24 hours a day; 7 days a week, 365 days a year

4.	UNPLANNED OUTAGES: INNOCENT ACTIVITIES/SERIOUS PROBLEMS

A.	An unplanned outage can be caused by well-meaning people doing innocent activities.

1.	An unplanned outage can cause:

a)	Lost data

b)	A decline in customer service

c)	Lost revenue

d)	Financial liability

e)	Noncompliance with federal and state regulations

f)	ALL OF THE ABOVE

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2.	Examples of such emergencies are:

a)	Plugging into an electrical outlet and causing a short

b)	Replacing a fuse and bringing down a system load

c)	Spray painting in an area and setting off the fire alarm

d)	Pulling a loose cable and unplugging an equipment connection

e)	Opening or closing a power distribution panel and jarring a circuit breaker

f)	Using a toxic, odor-causing solvent without proper ventilation could cause the staff to flee the building

5.	GENERAL RULES

A.	Depending on the risk assessment conducted by Building Management, the Vendors/Contractors may also be required to submit a Change Management Request and a detailed set of electrical switching procedures.

B.	Customer shall develop an access and authorization plan (the customer’s “Access and Authorization Plan”) before move-in that specifies process and permissions for granting access to the customer space. With proper staffing and processes, this plan can allow for immediate access to the customer space.

C.	If you observe any problems with doors not closing properly or you notice any other possible security concern, be sure to report the issue to Security promptly.

D.	Cameras, video equipment or visitors are not allowed in the Turn-Key Datacenter™ unless specifically authorized to do so. It is the customer’s responsibility to inform Building Management and Security.

E.	All DLR facilities are designated as ‘no smoking facilities’. Smoking is allowed outside and not within 25 feet of the main entrance of the building.

F.	No food or drink is allowed in the Turn-Key Datacenter™ at any time.

G.	Tampering with the access control systems, camera equipment, or fire alarm/smoke detectors, electrical or HVAC systems within the building is strictly prohibited and will result in immediate dismissal from the building.

6.	ACCESS POLICY

A.	Prior to providing access to the Turn-Key Datacenter™, it is required that everyone that will enter the space read, fully understand and sign the DLR 11101 - Pre-Work Information & Acknowledgement. A copy of the signed form will be kept on file with the Building Management. For a copy of this document, please contact Building Management.

B.	Customer shall develop an “Access and Authorization Plan” before move-in that specifies process and permissions for granting access to the customer space. The plan should designate those that can grant access into the customer’s space “Customer Authorizers”

1.	The plan must include the following:

a.	The names of all employees of the customer that will require access into the Turn-Key Datacenter™ space.

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b.	Names of company(s) and employees of Vendors/Contractors and under what conditions they must meet in order to be allowed into the customer space unescorted.

c.	It is the responsibility of the Customer to provide and update the access list. Customer should provide updates for, any changes in personnel that require removal from access to the Turn-Key Datacenter™.

2.	Turn-Key Datacenter™ access is restricted to personnel with an approved business need. Only designated “Customer Authorizers” may approve an individual’s access into the Turn-Key Datacenter™.

3.	Visitor(s) not on the approved access list will not be allowed to enter the customer space. Security will contact the “Customer Authorizers” and inform them that a visitor(s) has arrived and is in the waiting area. It will be the customer’s responsibility whether to escort the visitor(s) or have Security issue a access badge.

4.	Access cards will expire upon 90 consecutive days of non-usage.

C.	ACCESS FOR EMPLOYEES

1.	Security will issue access cards to each employee of the Customer that are on the “Access and Authorization Plan”.

2.	The Customer should contact Building Management to schedule the issuing of employee access cards. Photo ID’s will be required to be provided to Security prior in order to verify the person is on the approved customer access list.

3.	Many DLR facilities utilize biometric readers, which will require programming prior to first-time entry.

D.	VENDORS/CONTRACORS ACCESS

1.	Vendors/Contractors that require access to the Customer’s Turn-Key Datacenter™ must meet the DLR insurance requirements prior to performing any work in the building.

E.	EMERGENCY ACCESS

1.	Emergency access of individuals not on the approved list can only be approved by the “Customer Authorizers”.

2.	The “Customer Authorizers” should contact Security and provide a complete description of the scope of work and the nature of the emergency. Some work scope may require the approval of Building Management prior to granting access to the vendor.

F.	SECURITY

1.	Card access doors control admittance to the Turn-Key Datacenter™. Never loan your badge or use another person’s badge for any purpose. Failure to comply will cause your removal from the site.

2.	If you should lose your ID badge, immediately report it to Security so it can be deactivated.

3.	Do not allow others to tailgate into a controlled space behind you. Tailgating is a way for someone who lacks authorization to enter a restricted space. Each person must use the badge access system to facilitate their own access by use of their own badge. Conversely, you must not follow another person into any restricted space without having separately used your own badge to unlock the door into that space.

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4.	The badge access system may require that you pass your badge by a reader in order to exit the Turn-Key Datacenter™. This process will provide greater awareness of occupancy in the event of an emergency.

5.	Do not attempt to enter areas to which you are not authorized.

6.	If additional card readers are required, contact Building Management for pricing

7.	The Turn-Key Datacenter™ is under 24-hour closed circuit TV cameras surveillance. They are deployed within the Turn-Key Datacenter™ and surrounding areas to monitor the security of exits and entrances. Activity viewed by these cameras is recorded and may be used for investigative purposes or when a security policy, such as tailgating, is violated.

8.	Tampering with the camera equipment is strictly prohibited and will result in immediate dismissal from the Building.

9.	The Turn-Key Datacenter™ is secured with a “fail-safe” access control system utilizing either access card and/or biometric.

10.	All doors into the Turn-Key Datacenter™ and other restricted space must not be propped open for any length of time. You should ensure that each controlled access door closes immediately after you enter.

11.	All entrance into and out off the building exterior will be on the DLR access control system. This also applies to all common area spaces, so as to not impede any other Customers or Building Management staff.

12.	Customers may install their own access control systems only on the entrance into their space. The Customer must grant access to all DLR, Building Management employees and third party provider’s to perform work on systems and equipment that are within the Customers space. DLR and/or Building Management will provide and maintain an updated access list.

G.	SMOKE, ODOR, DUSTY WORK OR HEAT PRODUCING TOOLS/EQUIPMENT

1.	Any work that involves the use of tools that may produce smoke, dust or strong odors, (i.e. heat guns, hammer drills, grinders, etc) must be scheduled and approved by Building Management. Any such work shall require the disabling of the fire alarm enunciation, smoke detection and suppression systems.

2.	An approved DLR Fire Impairment Form must be submitted to Building Management for review and approval.

3.	Any fines imposed by the local Fire Department resulting from any events or alarms created by such work will be the full financial responsibility of the Customer performing such work.

4.	Extensive dusty work may further require the replacement of HVAC unit filters and an associated charge for this material. The installation of pre-filter media over the HVAC unit intake may be required.

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5.	Any accidental discharge of the fire suppression system caused by a Customer who violates these rules shall be the full financial responsibility of the Customer.

H.	REMOVING RAISED FLOOR TILES

1.	In order to maintain static pressure for proper cooling of equipment, all installation or removal of raised floor perforated tiles, are to be performed by the Building Engineering Staff only.

2.	Customers may remove and replace solid floor tiles within their space. To maintain structural integrity of the raised flooring, no more than 5 floor tiles or 3 floor stringers may be removed at any given period of time.

3.	Customers are allowed to perform tile cuts for cable access. Prior approval from the Building Engineering Staff is required and the opening and grommet must be in compliance with Digital Realty Trust’s standard listed below:

a.	Koldlock Integral, Model # 1010.

b.	AirGuard Part # 116-800-001

i. Overall Size 6.0” H x 12.0” W x 1.5”D inches

ii. Hole open 5-3/8” H x 10.5” W

c.	Any deviation in this standard size opening must be approved by DLR.

4.	Raised floor cutting and installation services can be performed by Digital Realty Trust at an additional cost.

5.	No Tile cutting will be allowed on the Turn-Key Datacenter™ floor.

I.	REMOVING CEILING TILES

1.	The following requirements only apply to shared, common space outside of the Colocation Premises. Customer may lift ceiling tiles within their own Conditioned Space and will not require an inspection or notice to DLR

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a.	Ceiling tiles are only to be removed by the Building Management staff. Customers and Vendors/Contractors are not allowed to perform ANY work (i.e. cabling, electrical, conduit, etc.) outside the Customers Turn-Key Datacenter™ at any time without the approval of Building Management.

J.	PERFORM ANY WORK UNDER THE RAISED FLOORING

1.	Since under floor smoke detectors are located under the raised floor, all work requiring access to under the raised flooring, authorization must be received by Building Management.

2.	Any such work shall require the disabling of the fire alarm enunciation, smoke detection and suppression systems.

K.	DRILLING

1.	All work must conform to the Building drilling policy. The use a hammer drill with tool interrupter device or equipment is required if X-rays or Farroscan is not performed. Contact the Building Management to review the current Construction Policies. Building Management must review and approve all work prior to any work.

2.	If drilling is to be performed, a portable vacuum cleaner must be used during the drilling to minimize the amount of dust particles emitted into the space.

3.	Any such work shall require the disabling of the fire alarm enunciation, smoke detection and suppression systems.

7.	CABLE INSTALLATIONS

A.	Depending upon the extent of the work, Customer should consider the disabling of the fire alarm enunciation, smoke detection and suppression systems.

B.	The following requirements only apply to shared, common space outside of the Colocation Premises. Customer cable work inside customer premises is exempt; provided

1.	Customer must use good workmanship and engineering practices.

2.	No “Customer to Customer” cable connections are permitted between DLR Customers in the Turn-Key Datacenter™. Customers are allowed to interconnect between any of their owed equipment and their customer’s within their designated premises.

3.	The under floor cable management is to be used for all cable runs.

4.	Customer may run overhead ladder rack or tray affixed to the top of customer cabinets within customer’s premises, as necessary.

5.	All cables installations must be secured and bundled together using the approved materials such as wax-coated string, Velcro-ties or plastic tie-straps.

6.	Cables are not allowed to extend beyond the rack/tray edges. Cable bundles will be kept in a neat and orderly fashion to maintain workability and appearance.

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7.	All cables must be run on top of the rack/tray and are not allowed to be run underneath them.

8.	COMMUNICATIONS CABLES LABELING STANDARD

A.	Grantor reserves the right to review and approve the pathway and engineering of all DLR “Customer to Customer” interconnections. Approval will not be unreasonably withheld. All interconnections must occur in the Building Meet-Me-Room.

B.	All cables to and from the Customer space must run in the common area cable management system.

C.	If cables extend into DLR space, then cables must be labeled according to the following Labeling Standard:

1.	Customer conduit runs in common space may be labeled at the ends and junctions only.

2.	Tagging of all cables must be performed at the beginning and end points of each cable. Cable bundles may be labeled as single units. Customer standard tags are acceptable. “Write-on” labels are allowed for the identification of circuits due to the potential for change, but must be legible.

3.	Tags must have the following:

i. Customer name,

ii. cage location

iii. Interconnection rack area or port number(s).

9.	ELECTRICAL DISTRIBUTION

A.	The following requirements only apply to the last demarcation point of Grantor supplied power (the “Grantor/Customer Demarcation Point”). Demarcation is the output power of the Power Distribution Unit (PDU).

1.	All electrical switching will require the completion of a DLR Electrical Switch Procedures.

2.	Building Management and Engineering will manage all electrical distribution requirements. All electrical distribution installations and/or changes must be specified and approved in advance by Building Management.

3.	Building Engineering will control all electrical breaker positions. All distribution panels will remain locked at all times. Coordination of breaker operation must be requested by the Customer to the Building Management, and approved by the Building’s Chief Engineer and/or his designated representative, prior to activation.

B.	Customers are responsible for any power strips or equipment connected to the UPS circuits within their cage(s) or cabinets.

C.	Customers are responsible for the termination of all DC voltage cabling to Customer fuse panels within their cage(s).

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D.	For all work preformed on shared electrical infrastructure, performed by a contractor, under the direction of the customer, will require inspection by Building Management prior to any power activation.

E.	Written agreements must be fully executed between the Customer and the Grantor prior to electrical circuit activation.

F.	DLR can provide quotes for additional electrical installations. If a customer would like to have a contractor of their choice provide this service, the contractor must meet all DLR insurance requirements. A list of approved electrical contractors is maintained by the Building Management.

10.	FIRE ALARM/SUPRESSION SYSTEMS

A.	Customers are not authorized to tamper with or alter the Building’s existing Fire Alarm/Suppression Systems at any time.

B.	The fire suppression system for the Turn-Key Datacenter™ must be disabled for any work, which may cause smoke, odor, or dust, including the use of heat guns. A minimum of 24 hours advanced written notice to the Building Management office is required.

C.	Email replies received directly from the Building Manager are considered acceptable notice. Receipt confirmations will not be valid. All notices must be accompanied with a detailed description outlining the scope of work.

D.	Only Building Management may disable/impair the Fire Alarm/Suppression Systems A “Fire System Impairment” form will need to be completed and all tasks and notifications must be done as listed in the instructions contained on the form.

E.	FIRE SUPPRESSION SYSTEMS

1.	Pre-action water sprinklers protect the Mission Critical Areas, offices and support spaces. The sprinklers will function automatically when the space temperature exceeds a preset level and the fire detection system is in alarm.

2.	Some facilities may also have gaseous suppression systems in addition to the pre-action system mentioned above. These systems will activate automatically as well.

F.	FIRE DETECTION SYSTEMS

1.	The fire detection system consists of ceiling and under floor mounted smoke detectors. These can be set off by dust or fumes which will in turn activate the fire suppression systems mentioned above.

2.	Many facilities also employ a VESDA™, Very Early Smoke Detection system, which is capable of detecting the microscopic particles of combustion. Generally air is drawn in through a network of small-bore pipes laid out above or below a ceiling in parallel runs covering a protected area. A VESDA detector will trigger automatic fire response systems.

11.	HVAC STANDARDS

Alteration of or tampering with the Building HVAC settings, related airflows or any other HVAC systems within the Turn-Key Datacenter™ is strictly prohibited.

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12.	SIGNAGE STANDARDS

The Grantor shall provide the initial signage for each Customer, if requested, using the Building Standard signage. Any additional signs or changes must be approved by the Grantor and are subject to additional charges. Grantor must approve any changes requested by any Customer, and all such changes are subject to additional charges.

13.	DELIVERIES

Digital Realty Trust facilities do not have shipping and receiving departments. This policy has been designed to aid our customers in their delivery needs.

All Customer deliveries made to the property must follow the procedures listed below:

1.	The Vendor and their cargo must be authorized and cleared by Building security.

2.	The delivery must be received by the Customer or Customer’s designee, at the freight dock and immediately deposited by Customer (or such designee) within such Customer’s Colocation Premises.

3.	Intentionally Omitted.

4.	As a courtesy to other users of the loading dock(s), whenever large deliveries are expected or the dock area will be blocked for an extended period of time, please coordinate these times with Building Management.

5.	All Customers are required to ensure delivery and moving companies provide the appropriate insurance certificates to Building Management BEFORE the delivery arrives.

6.	Any equipment with a “footprint” weight of 1250lbs or greater requires the review and placement approval of the building structural engineer prior to installation. All costs associated with the structural review are the responsibility of the Customer.

7.	Customer and Building Engineering will periodically review the Layout Plan, as compared to the actual placement of equipment in the premises, to ensure structural safety and conformity with the Layout Plan.

8.	Breakdown of all cartons and crating materials should be done in the Building Turn-Key Datacenter™ Storage Area prior to transporting the equipment to the Turn-Key Datacenter™.

Under no circumstances shall the Grantor (or any member of the Grantor Group) be held responsible for the safety or condition of any deliveries.

14.	Work Scheduling and Preparation

A.	The following requirements only apply to the last demarcation point of Grantor supplied power or outside of the Customer’s own space (the “Grantor/Customer Demarcation Point”). This would also apply to work requested by Customer that would be considered shared infrastructure.

1.	All work must have a completed “Method of Operation” (MOP) that provides specific work plans before you begin work must be completed and approved before a “Change Management Work Request” number will be granted.

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2.	If any electrical switching will be required, an approved “Switching Procedures” must also be completed before a “Change Management Work Request” number will be granted.

3.	You must have an approved Change Management Work Request prior to beginning any work.

4.	Stick to the approved MOP. If any additional work is needed, a new request will need to be submitted for review and approval, before the work can begin.

5.	Only Building Management can approve any activity that affects the electrical and mechanical systems of the buildings.

6.	Power receptacles and other hardware connection points will be identified by an authorized Building Management. Vendors/Contractors are not to plug in any hardware, laptops, power tools, or diagnostic equipment without prior approval.

7.	Vendor personnel are expected to have their own tools and equipment necessary for their assignment.

8.	Cables, tools and accessories are to be properly stowed when work is complete or at the end of each business day.

9.	All doors, panels and covers will be installed when work is complete or at the end of each business day.

10.	Vendors/Contractors are not allowed to cut floor tiles without prior approval from an authorized Building Management and never on the raised floor.

11.	No wires or cables of any sort are to be permanently installed on top of the raised floor.

12.	Floor tiles are to be re-installed whenever vendor personnel are away from the work area.

13.	Consult Building Management before placing protective covers over any equipment.

14.	Arrange all heavy equipment moves with Building Management before you begin.

15.	Set up protective barriers; for people, equipment and the environment.

16.	Provide 24 hour contact numbers for immediate contact when on-site.

17.	Building Management will provide more detailed information on any of the above topics, at your request.

B.	Vendors/Contractors can perform work, as long as the vendor meets insurance requirements and notifies engineering with an approved Method of Procedure.

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15.	GENERAL SAFETY PRACTICES

1.	If you observe actual or suspected safety violations, bring these concerns to Building Management immediately.

2.	Ensure all aisles and exits are free of obstructions.

3.	The procedures for reporting and responding to a medical emergency can be provided by Building Management

16.	EQUIPMENT INSTALLATION

A.	The following requirements only apply to the last demarcation point of Grantor supplied power or outside of the Customer’s own space (the “Grantor/Customer Demarcation Point”). This would also apply to work requested by Customer that would be considered shared infrastructure

1.	Additions of ladder racks, cable management tray, fiber guide and floor tile within/above/below any Customer caged areas must be pre-approved by the Building Management and match the existing system in-place.

B.	All connection points must be “bonded” between sections to maintain the integrity of the existing rack/tray system including appropriate grounding.

C.	To ensure effective grounding, the paint must be removed down to the bare metal and Customer agrees to install according to common practices and/or manufacturer instructions in order to provide a metal contact point for the bonding connection(s).

D.	The frames of all cabinets, PDU’s, CRAC’S, etc. installed on the raised floor must be bonded to the single reference grid (SRG) located under the raised floor.

17.	HOUSEKEEPING

A.	Customers are expected to keep their area neat and clean. Contact Building Management for any issues or assistance.

1.	Unpack equipment outside the computer room and dispose of the combustibles.

2.	Storage of combustible material on the raised floor is never allowed.

3.	Replace all ceiling and floor tiles removed for access, before leaving the site over the night or weekend.

4.	Cut tile and cables outside the raised floor area and properly dispose of all waste.

5.	Never leave an area with dirt and debris, even temporarily. Remove dust or dirt immediately.

6.	All vacuums used must have a HEPA filter on the discharge.

7.	Report any spills or fire hazards so corrective action can be taken.

8.	No food or drink is allowed in the raised floor areas of the buildings. Please use the break rooms.

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18.	TRASH REMOVAL

A.	Customers may request trash removal from the Turn-Key Datacenter™ by contacting Building Management.

1.	In the event that Customer requests removal by Building Management, Customer should label the trash and provide in as tidy of a pile as possible outside of the cage.

2.	Once equipment is unpacked, all cardboard boxes are to be removed from the Turn-Key Datacenter™ either by Customer, or in connection with item A. (above). Always dispose (or cause the disposal) of all combustibles.

3.	At no time will wooden pallets or spools be allowed to remain in the Turn-Key Datacenter™ as they are a fire hazard.

4.	Contact Building Management for any cleaning equipment needed.

5.	Report any spills or fire hazards so corrective action can be taken.

19.	EMERGENCY POWER-OFF (EPO)

A.	Emergency power-off (EPO) buttons are located adjacent to the exit doors within the Turn-Key Datacenter™ for use in an emergency situation where the shutdown of power and cooling is necessary to prevent loss of life or to prevent the spread of a significant electrical fire.

20.	APPROVED LABELING AND BINDING MATERIALS

APPROVED CABLE IDENTIFICATION METHODS

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APPROVED CABLE AND ELECTRICAL CIRCUIT IDENTIFICATION METHODS

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EXHIBIT “H-1”

BUILDING RULES AND REGULATIONS

(1) Upon termination of this Agreement, Grantee agrees to return all keys to Grantor.

(2) Grantee shall refer all contractors, contractor’s representatives and installation technicians rendering any service to Grantee, to Grantor for Grantor’s supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the Demised Premises, including, without limitation, installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

(3) Movement in and out of the Building of furniture, office equipment or other bulky materials, or movement through Building entrances or lobby, or dispatch or receipt by Grantee of any merchandise or materials which requires use of elevators or stairways shall be subject to the terms of the Underlying Lease. All such movement shall be under supervision of Grantor and in the manner agreed between Grantee and Grantor by prearrangement before performance of any such movement. Such prearrangements initiated by Grantee shall include determination by Grantor, and subject to Grantor’s decision and control, of the time, method and routing of movement, and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Grantee shall assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Grantor if damaged or injured as a result of acts in connection with carrying out this service for Grantee from the time of entering property to completion of work.

(4) No signs, advertisements or notices shall be allowed in any form on windows or doors inside or outside the Grantee Space or any other part of the Building, and no signs except for those approved by Grantor and permitted under the Underlying Lease shall be permitted in the public corridors or on corridor doors or entrances to the Grantee Space. All signs shall be contracted for by Grantor for Grantee at the rate fixed by Grantor from time to time, and Grantee shall be billed and pay for such service accordingly upon demand.

(5) No draperies, shutters, or other window covering shall be installed on exterior windows or walls or windows and doors facing public corridors without Grantor’s written approval. Grantor shall have the right to require installation and continued use of uniform window covering for such windows.

(6) No portion of the Grantee Space or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

(7) Grantee shall not place, install or operate in the Grantee Space or in any other part of the Building any machinery or conduct mechanical operations, or place or use in or about the Grantee Space any explosives, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosive or hazardous materials, fluid or substance without the prior written consent of Grantor.

(8) Grantor shall not be responsible for lost or stolen personal property, equipment, money or jewelry from the Grantee Space or public rooms regardless of whether such loss occurs when any such area is locked against entry or not.

(9) No birds or animals shall be brought into or kept in or about the Grantee Space or any other part of the Building.

(10) None of the entries, sidewalks, vestibules, elevator shafts, passages, doorways or hallways and similar areas shall be blocked or obstructed, or any rubbish, litter, trash or material of any

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nature placed, emptied or thrown into such areas, or such areas be used at any time for any purpose except for ingress or egress by Grantee, Grantee’s agents, employees or invitees to and from the Grantee Space and for going from one to another part of the Building.

(11) Grantee and Grantee’s employees, agents and invitees shall observe and comply with the driving and parking signs and markers on the premises or parking facilities surrounding the Building.

(12) Grantor shall have the right to prescribe the weight and position of safes, computers and other heavy equipment which shall, in all cases, in order to distribute their weight, stand on supporting devices approved by Grantor. All damage done to the Grantee Space or to the Building by placing in or taking out any property of Grantee, or done by Grantee’s property while in the Grantee Space or the Building, shall be repaired immediately at the sole expense of Grantee.

(13) Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweeping, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Grantee, or Grantee’s agents or employees shall be paid by Grantee, and Grantor shall not in any case be responsible therefor.

(14) Occupants on multi-occupant floors shall keep all entrance doors to the Grantee Space closed at all times [if applicable].

(15) Grantor reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Grantor’s judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Demised Premises and the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its occupants, their agents, employees and invitees, which rules when made and notice thereof given to an occupant shall be binding upon such occupant in like manner as if originally prescribed.

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EXHIBIT “I”

CURRENT PM SCHEDULE

Maintenance & Operations Standards

I.	OVERVIEW

The purpose of this document is to provide an overview of our Maintenance and Operation Program. Each site in the portfolio uses this document as a template, and then localizes their processes and procedures to the equipment, installation and operation. The end-product is then integrated into our Critical Facilities Management™ system for production use, ongoing management and process improvement.

NOTE: All maintenance is scheduled for normal business hours: 7:00 a.m. to 6:00 p.m., Monday through Friday, excluding designated holidays

Normal business hours are the ideal time for maintenance on the critical systems due to the following reasons:

1.	Availability of highest quality support personnel.

2.	Availability of manufacturer’s highest quality technical support.

3.	Parts inventory access.

The above items are not generally available at night or weekends and could lead to prolonged delays.

At the Customer request, any or all of these tasks can be performed at alternate times; DLR will ensure that the necessary schedules changes are made, however, the additional costs incurred will be the responsibility of the customer.

DLR incorporates the specifications and guidelines of the following as the basis for our Maintenance Programs.

•	National Fire Protection Association (NFPA 70B - 2006 Recommended Practice for Electrical Equipment Maintenance)

•	International Electrical Testing Association (2007 - NETA Maintenance Testing Specifications)

•	Institute of Electrical and Electronic Engineers (IEEE)

•	American Society of Heating Refrigeration and Air-Conditioning Engineers (ASHRAE)

•	Original Equipment Manufacturer’s (OEM’s)

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II.	DEFINITIONS

•	Preventive Maintenance - Maintenance performed when a system is functioning properly to prevent a later failure.

•	Predictive Maintenance - Comparing the trend of measured physical parameters against known engineering limits for the purpose of detecting, analyzing, and correcting problems before failure occurs.

•	Corrective Maintenance - Maintenance done to correct a problem when something has failed, or is failing.

•	Failure-finding Maintenance - Involves checking a part of a system to see if it is still working. This is most often performed on portions of a system dedicated to safety - protective devices.

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III.	ELECTRICAL MAINTENANCE FREQUENCIES - NFPA 70B INTERVAL GUIDELINES

Item/Equipment	Task/Function	Interval
Substations (Outdoor)	Infrared scanning	Annually

Insulators	Visual inspection	4–6 months
	Corona detection	4–6 months
	Electrical tests	As indicated by other PM

Conductors	Visual inspection of connections	4–6 months
	Check connections for tightness	As indicated by other PM

Air-disconnecting switches	Visual inspection	4–6 months
	Operation check	Annually
	Contact inspection	Annually

Grounding equipment	Visual inspection	Annually
	Check connections for tightness	1–2 years
	Electrical test	3 years

Enclosures	Security/operational check	1–3 months

Switchgear Assemblies	Infrared scanning	Annually

Enclosures	Security/operational check	Outdoor — 1–3 months

Indoor — 6 months
	Visual inspection	Outdoor — 1–3 months

Indoor — 6 months

Ventilation	Visual inspection	1–3 months

Space heaters	Operational check	Annually

Insulation	Visual inspection/clean	Annually
	Electrical tests	2 years

Air Circuit Breakers — Medium Voltage

Insulation	Visual inspection/clean	Annually
	Electrical tests	3 years

Contacts	Visual inspection/clean	Annually
	Adjust	Annually
	Electrical test	3 years

Arc interrupters	Visual inspection/clean	Annually
	Electrical test	3 years
	Air-puffer operational check	Annually

Operating mechanism	Visual inspection	Annually
	Operational check/adjustment	Annually

Trip device circuit	Operational check	Annually

Air Circuit Breakers — Low Voltage	Visual inspection/clean/adjust	Annually
	Electrical tests	3 years

Vacuum Circuit Breaker	Visual inspection/clean/adjust	Annually
	Contact checks/vacuum integrity	3 years
	Electrical tests	3 years

Oil Circuit Breaker	General inspections and tests	3 years

Bushings	Visual inspection/clean	3 years

Oil	Dielectric breakdown test	Annually
	level	Annually

Contacts	Resistance check	3 years
	Visual inspection	3 years

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Item/Equipment	Task/Function	Interval
Interrupter Switches	See air circuit breaker	See air circuit breaker (med voltage)

(med voltage)

Surge Arresters	Visual inspection	Outdoor — 3–6 months

Indoor — annually
	Electrical test	3–6 years

Capacitors	Visual inspection	3–6 months
	Fuse check	3–6 months

Stationary Batteries and Chargers	Visual inspection/clean	Monthly

Torque intercell connectors	As per NFPA	Annually

Pilot cell measurements	As per NFPA	Monthly

All lead — acid cell-specific gravity	As per NFPA	Quarterly

Capacity test	As per NFPA	1–5 years

Sample connection resistances	As per NFPA	Quarterly

Infrared scanning	As per NFPA	Annually

Protective Relays	Cleaning, calibration and function tests	Electro-mech. 1–2 years

Solid state — 3 years

Power and Distribution Transformers

Liquid filled	Current and voltage readings	Weekly–monthly
	Temperature readings	Weekly–monthly
	Liquid level check	Weekly–monthly
	Pressure/vacuum gauge readings	Weekly–monthly
	Liquid analysis	Annually
	Comprehensive liquid tests	Annually
	Insulation test	3–5 years
	Turns-ratio test	3–5 years
	Fault gas analysis	Annually
	Dissolved-gas-in-oil analysis	Annually

Dry-type	Cleaning, inspection, and testing	2 years

Power Cables	Visual inspection	Yearly
	Electrical testing	1–3 years

Motor Control Equipment	Infrared scanning	Annually

Enclosures	Visual inspection/clean	Annually

Bus bar, wiring, and terminal connections	Check connections for tightness and proper torque	2 years
	Visual inspection of insulators	Annually
	Visual inspection of wiring	Annually
	Electrical tests	2 years

Disconnects	Visual inspection/clean	Annually
	Operation check	Annually

Contactors	Visual inspection/clean	Annually

Motor overload relays	Check connections for tightness	2 years

Non-thermal type	Cleaning, calibration, and function tests	3 years

Electrical interlocks	Inspection	Annually

Mechanical interlocks	Inspection	Annually

Electronic Equipment	Inspection	Annually
	Cleaning	3 years
	Adjustments/calibration	3–5 years

4

Item/Equipment	Task/Function	Interval
Molded-Case Circuit Breakers	Visual inspection/clean	3 years
	Mechanical test	2 years
	Electrical test	3–5 years

Fuses — 1000 Volts or Less

Fuse terminals and fuse clips	Visual inspection	3 years
	Clip contact pressure	3 years
	Cleaning of contact surfaces	3 years

Fuses	Visual inspection –– discolor and damage	3 years

Fuses — Over 1000 Volts

Insulators	Visual inspection/cleaning	3 years

Fuse terminals and fuse clips	Inspection of contact surfaces	3 years

Fuses	Visual inspection –– corrosion	3 years
	Terminal connections and hardware	3 years
	Fuse tubes	3 years

Fuses — Vented Expulsion Type	Visual inspection — seals	3 years

Rotating Equipment	Vibration analysis	Continuously to 6-month intervals

Stator and rotor windings	Visual and mechanical inspection, cleaning	Annually
	Electrical testing	Annually

Brushes, collector rings, and commutators	Visual and mechanical inspection	Annually

Bearings, sleeved	Oil level check	Weekly–monthly

Waste-packed	Drain, flush, and lubricate	Annually
	Re-oil, check air gap	1000 hrs

Ball and roller	Inspection and lubrication	Per manufacturer

Kingsbury thrust bearings	Drain, flush, and lubricate	Per manufacturer

Wiring Devices

Attachment plugs, cord connector bodies	Inspection	Monthly and when used

Receptacles	Inspection	Monthly and when used
	Operation check	Monthly and when used

General use snap switches	Operation check	When used

Pin and sleeve devices, heavy-duty industrial-type plugs, cord connectors, and receptacles	Inspections, cleaning, and checks	Monthly and when used

Portable Electric Tools	Inspections/cleaning	Monthly and when used
	Lubrication	Per manufacturer
	Electrical tests	Quarterly

Low-Voltage Bus way	Infrared scanning	Annually
	Visual inspection	Annually
	Electrical test	2 years

Uninterruptible Power Supply Systems	Infrared scanning	Annually
	Visual inspection	Quarterly
	Routine maintenance	6 months
	System tests	2 years
	Battery tests	See requirement for stationary batteries

UPS support standby generator	Test run — exercise	Monthly

5

IV.	DEFINITION OF MISSION CRITICAL AREAS

A Mission Critical Area consists of all areas, rooms, systems and equipment associated with network and data processing operations including Meet-Me-Rooms, Point of Presence Rooms, and Turn-Key Datacenter spaces. These are typically always on raised floor with precision air conditioning and redundant electrical power. They also include the UPS modules, heat rejection systems, electrical distribution systems, and the computer equipment that depends on it.

V.	RAISED ACCESS FLOOR SYSTEMS

The raised floor system will be kept in clean condition as described in the OEM’s specification through a combination of coordinated, supervised daily and periodic maintenance efforts.

The raised floor areas are cleaned weekly by designated trained personnel, typically the janitorial contractor who services the base building. The cleaning crew has been instructed in proper techniques so as to avoid property damage, injury, or accidental interruption of Digital Realty Trust business.

An annual heavy cleaning will be completed on the top area of the raised floor. This heavy cleaning will be performed by a contractor who is a specialist in this service.

A deep clean (every three years) of the floor system includes all the services of the annual heavy cleaning, in addition to the under floor cleaning.

DLR visually inspects the raised floor system on a regular basis, watching for uneven floor sections, loose stringers, gaps between tiles, trip hazards, and other potential problems.

In addition to this, an annual maintenance and repair program is conducted by a contractor who is specialized in performing and installing raised flooring systems. They provide re-leveling, component replacement, and other floor tuning services on an annual basis. The entire floor is checked for level and will be re-leveled where possible. Portions of the floor with equipment cannot be re-leveled until equipment is moved.

Floor panels are realigned wherever possible and pedestals are inspected for sufficient adhesive, which is reapplied as needed. Any missing or damaged understructure components are replaced and/or repaired. All floor panels are repaired or replaced if necessary.

VI.	HVAC SYSTEMS

A thorough preventative maintenance program for chiller systems will be performed on a quarterly basis. Below is a list of a few tasks performed throughout the year:

1.	Clean oil strainer; replace filter and gasket annually. (OEM suggested replacement)

2.	Repair any minor leaks

3.	Change purge oil yearly (OEM Schedule)

4.	Check and calibrate safety controls

5.	Check dashpot oil in main starter, tighten all starter terminals and check contents for wear

6.	Check and calibrate overloads. Record trip amps and trip times

7.	Pressure test as required

8.	Change oil annually

9.	Meg compressor and oil pump motor. Record readings

10.	Visually inspect condenser tubes. Heads removed by contractor

6

Computer Room Air Conditioner (CRAC) / Computer Room Air Handler (CRAH) units have a preventative maintenance program based on the OEM recommended frequencies of a monthly, quarterly and annual basis, which include the following:

1.	Blower Section

2.	Compressors

3.	Humidifier

4.	Reheat Section

5.	Evaporator Coil

6.	Electrical Panel

7.	Heat Rejection Units - Air Cooled Condensers

VII.	UPS SYSTEM

DLR performs daily visual inspections to check for any anomalies on the UPS units and batteries. Inspections are performed twice a year, as per OEM recommendation.

VIII.	UPS SYSTEMS PERIPHERALS

In addition to the UPS units, connected equipment also is included in the DLR inspection program. These are also visually inspected daily as well as OEM recommended frequencies. Two inspections per year are performed by qualified specialists following the OEM frequencies and inspection tasks The equipment consists of the following:

1.	Maintenance Bypass Cabinet

2.	Load Bus Sync

3.	Power Tie

4.	System Control Cabinet/ Static Transfer Switch

5.	Distribution Cabinet

IX.	BATTERY MAINTENANCE

Battery assessments are performed prior to testing, test set-up, battery discharge, battery recharge test, and tear-down. A documented report is provided of all measurements and test results, which include a summary analysis and recommendations. Inspections are performed quarterly.

1.	VALVE REGULATED LEAD ACID -VRLA

Specific preventive maintenance activities are completed as defined in Section III, above. All work is performed in accordance with the IEEE 1188-1669 Standard and OEM’s specifications for batteries.

2.	FLOODED LEAD-ACID (WET)

Specific preventive maintenance activities are completed as defined in Section III, above. All work is performed in accordance with the IEEE 450-1995 Standard and OEMs specifications for batteries.

X.	DC POWER PLANTS

Many of DLR properties contain 48 volt DC power plants for telecommunication equipment. We understand that these are critical systems, which we fully support with our preventative maintenance program. The equipment systems are inspected by qualified specialists on a quarterly schedule. The components of the DC Plant include the following:

1.	Rectifiers

2.	Power Boards

3.	Inverter

7

XI.	GENERATORS/ENGINES

DLR performs daily visual inspections of the generator and engines. The units are test run on a monthly schedule for a minimum of 30 minutes. This test will transfer the critical loads in order to verify the operation of the UPS, batteries, ATS and generators to ensure they will function in the event of a power outage. The load to be transferred must be a minimum of 30% of the rated capacity of the generator; otherwise wet-stacking can occur. If unable to load the generator to 30%, then a load banks will be used. In addition to this, specific preventive/predictive maintenance is performed in accordance with OEM recommendations.

Component testing includes all of the following:

1.	Fuel System

2.	Cooling System

3.	Lubrication System

4.	Starting and charging system

5.	Air induction and exhaust system

6.	Cooling system

Additionally, an annual load transfer test lasting 4 hours will be conducted and will consist of a simulated electrical outage. This test will transfer the critical loads in order to verify the operation of the UPS, batteries, ATS and generators to ensure they will function in the event of a power outage.

The load to be transferred must be a minimum of 30% of the rated capacity of the generator; otherwise wet-stacking can occur. If unable to load the generator to 30%, then load banks will be used

XII.	ELECTRICAL INFRASTRUCTURE

Annual preventative/predictive maintenance is performed on the critical electrical distribution system while it is energized. The following testing and inspection services, as appropriate, will be conducted:

1.	True RMS Voltage and Current

2.	Voltage Drop

3.	Infrared Thermo graphic Imaging

4.	Ultrasonic

5.	Voltage and Current Harmonics

6.	Power Factor

7.	Visual and Mechanical Inspections

8.	Phase-Balance

9.	Dissolved-Gas-in-Oil Analysis

10.	Insulating-Liquid Analysis

In addition to the annual service above, the electrical distribution system and/or electrical component(s) will be de-energized, on a 3-year schedule, to allow for a detailed inspection of the infrastructure to include, as appropriate, the following:

1.	Insulation Resistance

2.	Winding Resistance

3.	Contact Resistance

4.	Circuit Breaker Service (Low Voltage)

5.	Ground Resistance

6.	Transformer

7.	Motor

8.	Visual and Mechanical Inspection

8

Equipment covered includes all of the following:

1.	Switchgear and Switchboard Assemblies

2.	Transformers

3.	Cables

4.	Metal-Enclosed Bus ways

5.	Switches

6.	Circuit Breakers

7.	Circuit Switchers

8.	Protective Relays

9.	Regulating Apparatus

10.	Grounding Systems

11.	Ground-Fault Protection Systems

12.	Rotating Machinery, (AC/DC Motors)

13.	Motor Control, Motor Starters

14.	Adjustable Speed Drive Systems

15.	Surge Arresters

16.	Capacitors and Reactors

17.	Outdoor Bus Structures

18.	Emergency Systems, Engine Generator (Electrical Only)

19.	Uninterruptible Power System (UPS) (A/C Power only)

20.	Transfer Switches ( Automatic, Static and Manual)

21.	Automatic Circuit Reclosers

22.	Electrical Safety Equipment

23.	Power Distribution Unit’s (PDU)

24.	System Control Cabinet

25.	Relay Calibration

26.	Remote Power Panels (RPP)

9

XIII.	FIRE/LIFE SAFETY SYSTEMS

The following table is taken from NFPA 25, Standard for the Inspection, Testing, and Maintenance of Water-Based Fire Protection Systems and is one example of the inspection standards that are followed with regard to the Fire/Life Safety Systems.

Table 5.1 Summary of Sprinkler System Inspection, Testing, and Maintenance

Item	Activity	Frequency

Gauges (dry, pre-action, and deluge systems)	Inspection	Weekly/monthly

Control valves	Inspection	Weekly/monthly

Water flow devices	Inspection	Quarterly

Valve supervisory devices	Inspection	Quarterly

Supervisory signal devices (except valve supervisory switches)	Inspection	Quarterly

Gauges (wet pipe systems)	Inspection	Monthly

Hydraulic nameplate	Inspection	Quarterly

Buildings	Inspection	Annually (prior to freezing weather)

Hanger/seismic bracing	Inspection	Annually

Pipe and fittings	Inspection	Annually

Sprinklers	Inspection	Annually

Spare sprinklers	Inspection	Annually

Fire department connections	Inspection	Quarterly

Valves (all types)	Inspection	Weekly/monthly

Obstruction	Inspection	5 years

Water flow devices	Test	Quarterly/semiannually

Valves supervisory devices	Test	Semiannually

Supervisory signal devices (except valve supervisory switches)	Test	Semiannually

Main drain	Test	Annually

Antifreeze solution	Test	Annually

Gauges	Test	5 years

Sprinklers — extra-high temperature	Test	5 years

Sprinklers — fast-response	Test	At 20 years and every 10 years thereafter

Sprinklers	Test	At 50 years and every 10 years thereafter

Valves (all types)	Maintenance	Annually or as needed

Obstruction investigation	Maintenance	5 years or as needed

Low-point drains (dry pipe system)	Maintenance	Annually prior to freezing and as needed

Obstruction	Investigation	As needed

10

The systems and equipment covered includes all of the following:

1.	Fire Detection and Alarm Systems
2.	Pre-action Systems (Cross-zoning verification)
3.	Dry Pipe Systems (Winter Set Up)
4.	Wet Pipe Systems
5.	Fire Pumps Assemblies
6.	Air Compressor and Air Systems
7.	Valve Maintenance (All Systems)
8.	Deluge Systems
9.	Electric Motor Pumps
10.	Fixed Chemical Extinguishing Systems
11.	Portable Fire Extinguishers
12.	Standpipe and Hose Systems
13.	Total Flooding Chemical Extinguishing Systems

11

Revision History

Author	Date	Comments

Ted Martin	Oct 1, 2006

Jim Smith	Oct 3, 2006	Incorporate comments from TM, AS and publish

Ted Martin	Aug 1, 2007	Reviewed and updated

Ted Martin	April 24, 2008	Reformatted and updated

Ted Martin	June 26, 2008	Added NFPA 70B Chart

Ted Martin	July 30, 2008	Added PM time schedules and generator run.

12

EXHIBIT “J”

FORM OF GUARANTY

In consideration of the making of that certain Colocation Agreement (the “Agreement”) dated of even date herewith between Digital Chelsea, LLC, a Delaware limited liability company (“Grantor”), and telx – New York 111 8th, LLC, a Delaware limited liability company (“Grantee”) regarding the use of certain space in that certain building (the “Building”) located at 111 8th Avenue, New York, New York, and for the purpose of inducing Grantor to enter into and make the Agreement, the undersigned hereby unconditionally guarantees the full and prompt payment of Colocation Fees (as defined in the Agreement) and all other sums required to be paid by Grantee under the Agreement (the “Guaranteed Payments”) and the full and faithful performance of all terms, conditions, covenants, obligations and agreements contained in the Agreement on the Grantee’s part to be performed (the “Guaranteed Obligations”) and the undersigned further promises to pay all of Grantor’s costs and expenses (including reasonable attorneys’ fees) incurred in endeavoring to collect the Guaranteed Payments or to enforce the Guaranteed Obligations or incurred in enforcing this Guaranty as well as all damages which Grantor may suffer in consequence of any default or breach under the Agreement or this Guaranty.

1.	Grantor may at any time and from time to time, without notice to or consent by the undersigned, take any or all of the following actions without affecting or impairing the liability and obligations of the undersigned on this Guaranty:

(a)	grant an extension or extensions of time for payment of any Guaranteed Payment or time for performance of any Guaranteed Obligation;

(b)	grant an indulgence or indulgences in any Guaranteed Payment or in the performance of any Guaranteed Obligation;

(c)	modify or amend the Agreement or any term thereof or any obligation of Grantee arising thereunder;

(d)	consent to any assignment or assignments, sublease or subleases and successive assignments or subleases by Grantee;

(e)	consent to an extension or extensions of the term of the Agreement;

(f)	accept other guarantors; and/or

(g)	release any person primarily or secondarily liable hereunder or under the Agreement or under any other guaranty of the Agreement.

The liability of the undersigned under this Guaranty shall not be affected or impaired by any failure or delay by Grantor in enforcing any Guaranteed Payment or Guaranteed Obligation or this Guaranty or any security therefor or in exercising any right or power in respect thereto, or by any compromise, waiver, settlement, change, subordination, modification or disposition of any Guaranteed Payment or Guaranteed Obligation or of any security therefor. In order to hold the undersigned liable hereunder, there shall be no obligation on the part of Grantor, at any time, to resort for payment to Grantee or to any other guaranty or to any security or other rights and remedies, and Grantor shall have the right to enforce this Guaranty irrespective of whether or not other proceedings or actions are pending or being taken seeking resort to or realization upon or from any of the foregoing.

2.	The undersigned waives all diligence in collection or in protection of any security, presentment, protest, demand, notice of dishonor or default, notice of acceptance of this Guaranty, notice of any extensions granted or other action taken in reliance hereon and all demands and notices of any kind in connection with this Guaranty or any Guaranteed Payment or Guaranteed Obligation.

1

3.	The undersigned hereby acknowledges full and complete notice and knowledge of all the terms, conditions, covenants, obligations and agreements of the Agreement.

4.	The payment by the undersigned of any amount pursuant to this Guaranty shall not in any way entitle the undersigned to any right, title or interest (whether by subrogation or otherwise) of Grantee under the Agreement or to any security being held for any Guaranteed Payment or Guaranteed Obligation.

5.	This Guaranty shall be continuing, absolute and unconditional and remain in full force and effect until all Guaranteed Payments are made, all Guaranteed Obligations are performed and all obligations of the undersigned under this Guaranty are fulfilled.

6.	This Guaranty also shall bind the heirs, personal representatives, successors and assigns of the undersigned and shall inure to the benefit of Grantor, its successors and assigns.

7.	This Guaranty shall be construed according to the laws of the State in which the Building is located and shall be performed in the county in the first paragraph of this Guaranty. The situs for the resolutions (including any judicial proceedings) of any disputes arising under or relating to this Guaranty shall be the county referenced in the first paragraph of this Guaranty.

8.	If this Guaranty is executed by more than one (1) person, all singular nouns and verbs herein relating to the undersigned shall include the plural number, the obligations of the several guarantors shall be joint and several and Grantor may enforce this Guaranty against any one (1) or more guarantors without joinder of any other guarantor hereunder.

9.	Grantor and the undersigned intend and believe that each provision of this Guaranty comports with all applicable law. However, if any provision of this Guaranty is found by a court to be invalid for any reason, the remainder of this Guaranty shall continue in full force and effect and the invalid provision shall be construed as if it were not contained herein.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty to Grantor in New York, New York, this 27th day of September, 2010.

Address	THE TELX GROUP, INC., a Delaware corporation
The tel[x] Group, Inc.
17 State Street	By:	/s/ Chris Downie
33rd Floor	Name:	Chris Downie
New York, New York 10024	Title:	CFO and President
Attn: J. Todd Raymond
Facsimile No.: (212) 480-8384

2

EXHIBIT “K”

FORM OF PHASE II EXPANSION DATE NOTICE

AND PHASE III EXPANSION DATE NOTICE

             , 20

VIA FAX: (212) 480-8384

AND FEDERAL EXPRESS

telx – New York 111 8th, LLC

c/o The Telx Group, Inc.

1 State Street, 21st Floor

New York, New York 10004

Attn: J. Todd Raymond

Re:

That certain Colocation Agreement with an effective date of              , 2010 (as amended and modified from time to time, the “Agreement”), by and between telx – New York 111 8th, LLC (“Grantee”), as grantee, and Digital Chelsea, LLC (“Grantor”), as grantor, covering certain colocation premises more particularly described in the Agreement at that certain building located at 111 8th Avenue, New York, New York. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Ladies and Gentlemen:

Please be advised that Grantor has delivered possession of the [Phase II Space / Phase III Space] to Grantee and has caused the [Phase II Expansion Date / Phase III Expansion Date] to occur. Accordingly, Grantor confirms the following:

1.	The [Phase II Expansion Date / Phase III Expansion Date] is , 20 .

2.	Effective as of the [Phase II Expansion Date / Phase III Expansion Date], the schedule of Grantee’s Base Colocation Fees for the balance of the Term of the Agreement is:

Base Colocation Fees:	$ per month for the period through
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .
$ per month for the period through .

1

Should you have any questions, please contact                                  at (        )         -            , who will be glad to assist you.

Sincerely,

DIGITAL CHELSEA, LLC

By:

Name:

Title:

cc:	VIA FAX: (650) 233-3601
AND FEDERAL EXPRESS

GI Manager L.P.
2730 Sand Hill Road, Suite 280
Menlo Park, California 94025
Attn: Eric Harrison and Alexander Fraser

2

EXHIBIT “L”

INTENTIONALLY OMITTED

1

-i-

(continued)

-ii-

(continued)

-iii-